UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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PerkinElmer, Inc.

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March 9, 2016

Dear Shareholder:

We cordially invite you to attend the 2016 annual meeting of shareholders of PerkinElmer, Inc. to be held on Tuesday, April 26, 2016, at 8:00 a.m. at our corporate offices at 940 Winter Street, Waltham, Massachusetts.

The attached notice of annual meeting and proxy statement contain information about matters to be considered at the annual meeting, and a map with directions to the meeting is on the back cover of the proxy statement. Only shareholders and their proxies are invited to attend the annual meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, I hope you will review carefully the attached proxy materials and vote as soon as possible. We urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone, so that your shares will be represented and voted at the annual meeting.

Thank you for your continued support of PerkinElmer.

Sincerely,

ROBERT F. FRIEL
Chairman, Chief Executive Officer and President

Notice of Annual Meeting

and

Proxy Statement 2016

PerkinElmer, Inc.

Corporate Offices

940 Winter Street

Waltham, Massachusetts 02451

NOTICE OF ANNUAL MEETING

To the Shareholders of PerkinElmer, Inc.:

The annual meeting of the shareholders of PerkinElmer, Inc. will be held at the company’s corporate offices, located at 940 Winter Street, Waltham, Massachusetts 02451, on Tuesday, April 26, 2016, at 8:00 a.m., to consider and act upon the following:

1.	A proposal to elect eight nominees for director for terms of one year each;

2.	A proposal to ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent registered public accounting firm for the current fiscal year;

3.	A proposal to approve, by non-binding advisory vote, our executive compensation; and

4.	Such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors has no knowledge of any other business to be transacted at the meeting.

Our board of directors has fixed the close of business on February 26, 2016 as the record date for the determination of shareholders entitled to receive this notice and to vote at the meeting.

All shareholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

ROBERT F. FRIEL
Chairman, Chief Executive Officer and President

March 9, 2016

RETURN ENCLOSED PROXY CARD OR VOTE BY INTERNET OR TELEPHONE

Whether or not you expect to attend this meeting, please complete, date, and sign the enclosed proxy card and mail it promptly in the enclosed envelope. No postage is required if mailed in the United States. Prompt response is important and your cooperation will be appreciated. If the envelope is lost, please return the card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, you may submit your vote via the Internet or telephone by following the instructions set forth on the enclosed proxy card.

OVERVIEW

To assist you in reviewing the proxy statement for the PerkinElmer, Inc. 2016 annual meeting of shareholders, we call your attention to the following information about the annual meeting, our corporate governance framework and key facts regarding our executive compensation structure and practices. For more complete information, please review the PerkinElmer, Inc. proxy statement in its entirety, as well as our annual report to shareholders for the fiscal year ended January 3, 2016.

Annual Meeting of Shareholders

• Date and Time:	April 26, 2016 at 8:00 a.m. (Eastern Time)

• Place:	PerkinElmer, Inc. corporate offices at 940 Winter Street, Waltham, MA 02451

• Record Date:	February 26, 2016

• Voting:	If you are a “record holder” of shares as of the record date, you may vote your shares. You may vote either in person at the annual meeting, or by the Internet, telephone or mail. If you are the beneficial owner of shares held in “street name” as of the record date, you will need to instruct the record holder of your shares how you would like the shares to be voted. See the section of the proxy statement titled “General Information” for more detail regarding how you may vote your shares.

• Admission:	You are entitled to attend the annual meeting if you were a shareholder as of the record date. If your shares are held in street name, you must bring an account statement or letter from the record holder of your shares showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the annual meeting.

Meeting Agenda and Voting Recommendations

Agenda Items	Board Recommendation	Page
(1) Election of eight directors for terms of one year each.	FOR EACH DIRECTOR NOMINEE	4

(2) Ratification of selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2016.	FOR	61

(3) To approve, by non-binding advisory vote, our executive compensation.	FOR	61

i

Director Nominees

The following table provides summary information about the eight directors nominated for election as directors for terms of one year each:

Name	Age	Director Since	Principal Occupation	Committee Memberships	Independent?
Peter Barrett	63	2012	Partner, Atlas Venture	Audit; Nominating & Corporate Governance	Yes
Robert F. Friel	60	2006	Chairman, CEO and President of PerkinElmer	Finance	No
Sylvie Grégoire, PharmD	54	2015	Advisor to biotechnology companies	Nominating & Corporate Governance	Yes
Nicholas A. Lopardo	69	1996	Chairman and CEO of Susquehanna Capital Management Group	Finance (Chair); Audit	Yes
Alexis P. Michas	58	2001	Managing Partner of Juniper Investment Company, LLC	Lead Director; Finance; Nominating & Corporate Governance	Yes
Vicki L. Sato, PhD	67	2001	Professor, Harvard Business School	Nominating & Corporate Governance (Chair); Compensation & Benefits	Yes
Kenton J. Sicchitano	71	2001	Retired Global Managing Partner, PricewaterhouseCoopers LLP	Audit (Chair); Compensation & Benefits	Yes
Patrick J. Sullivan	64	2008	President, Chief Executive Officer and Director of Insulet Corporation	Compensation & Benefits (Chair): Audit	Yes

Corporate Governance Highlights

The following table summarizes our board structure and key elements of our corporate governance framework:

Size of Board	Eight
Number of Independent Directors	Seven
Chairman & CEO	Combined
Lead Independent Director	Yes
Board Self-Evaluation	Annual
Review of Independence of Board	Annual
Independent Directors Meet Without Management Present	Yes
Structure of Board	Non-Classified
Voting Standard for Election of Directors in Uncontested Elections	Majority of Shares Cast
Diversity (as to background, experience and skills)	Yes
Corporate Governance Guidelines	Yes

ii

Fiscal 2015 Compensation Highlights

2015 Compensation Structure.    The structure of our executive compensation program supports our business strategy by driving top-line results while remaining focused on profitability, cash flow performance and increased operating productivity, and by creating sustainable market positions for our products, technology and services. This is evidenced by the significant percentage of our executive compensation package tied to short- or long-term performance. Not including the cost of benefits, in 2015 our Chief Executive Officer had 86% of his target compensation at risk, and on average our other named executive officers had 74% of their target compensation at risk (that is, subject to either performance requirements and/or service requirements).

2015 Target Total Compensation

We believe the combination of strong top- and bottom-line financial performance and a solid balance sheet creates growth in shareholder value that is sustainable over the long term.

Compensation Best Practices.    We employ the following policies and practices that are designed to ensure our executive compensation programs are well-governed, reflect market-based best practices and do not promote inappropriate risk taking:

Independent Compensation and Benefits Committee	Yes
Independent Compensation Advisor	Yes
Stock Ownership Guidelines	Yes
Elimination of Section 280G Excise Tax Gross-Ups (new agreements after July 2010)	Yes
Elimination of Single-Trigger Equity Vesting (new agreements after February 2010)	Yes
No Stock Option Repricing without Shareholder Approval	Yes
Recoupment Provision in Short-Term Incentive Plan	Yes
Anti-Hedging and Anti-Pledging Rules	Yes
Compensation Risk Assessment	Annual
Shareholder Vote to Approve Executive Compensation on an Advisory Basis	Annual

Overall, we have a strong pay-for-performance culture and have implemented compensation programs and practices creating alignment with the interests of our shareholders. Further information regarding our executive compensation programs is found in the proxy statement under “Compensation Discussion and Analysis” beginning on page 20.

Whether or not you plan to attend the annual meeting of shareholders, we hope you will review carefully the entire proxy statement and submit a proxy so that your shares will be represented and voted at the annual meeting.

iii

PROXY STATEMENT

General Information

PerkinElmer, Inc., also referred to as we, us, the Company or PerkinElmer, has prepared this proxy statement to provide our shareholders with information pertaining to the matters to be voted on at our annual meeting of shareholders to be held on Tuesday, April 26, 2016 at 8:00 a.m., at our corporate offices, located at 940 Winter Street, Waltham, Massachusetts 02451, and at any adjournment of that meeting. The date of this proxy statement is March 9, 2016, the approximate date on which we first sent or provided the proxy statement and form of proxy to our shareholders.

Our board of directors has fixed the close of business on February 26, 2016 as the record date for determining the shareholders entitled to receive notice of, and to vote their shares at, the meeting. On the record date, there were 110,189,094 shares of our common stock outstanding and entitled to vote. Each share of common stock carries the right to cast one vote on each of the proposals presented for shareholder action, with no cumulative voting.

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you, and cast your vote as soon as possible.

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways:

(1) You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by following the “Vote by Internet” instructions on the enclosed proxy card.

(2) You may vote by telephone. You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card.

(3) You may vote by mail. You may vote by completing and signing the proxy card delivered with this proxy statement and promptly mailing it in the enclosed postage-paid envelope. The shares you own will be voted according to your instructions on the proxy card you mail. If you sign and return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors. The board of directors recommends that you vote FOR Proposal No. 1 to elect eight nominees for director for terms of one year each, FOR Proposal No. 2 to ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent registered public accounting firm for the current fiscal year, and FOR Proposal No. 3 to approve, on a non-binding advisory basis, our executive compensation.

(4) You may vote in person. If you attend the meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

You can change your vote and revoke your proxy at any time before the polls close at the meeting by doing any one of the following:

•	signing another proxy card and either arranging for delivery of that proxy card by mail prior to the start of the meeting, or by delivering that signed proxy card in person at the meeting;

•	giving our Secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Note that if voting by Internet or telephone, you may change your vote and revoke your proxy up until 11:59 p.m. Eastern Time the day before the meeting by following the “Vote by Internet” or “Vote by Telephone” instructions, respectively, on the enclosed proxy card.

If the shares you own are held in “street name” by a bank, broker or other nominee record holder, which, for convenience, we collectively refer to in this proxy statement as brokerage firms, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokerage firms also offer the option of providing for voting over the Internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the vote instruction form that it delivers to you. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal No. 2) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, as long as it holds your shares in its name. The election of directors (Proposal No. 1) and the approval of our executive compensation program (Proposal No. 3) are both “non-discretionary” items. If you return an instruction card to your brokerage firm but do not instruct your brokerage firm on how to vote with respect to either Proposal No. 1 or No. 3, your brokerage firm will not vote with respect to the proposal(s) for which you did not give instructions, and your shares will be counted as “broker non-votes” with respect to those proposals. “Broker non-votes” are shares that are held in “street name” by a brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name, you must bring an account statement or letter from your brokerage firm showing that you are the beneficial owner of the shares as of the record date (February 26, 2016) in order to be admitted to the meeting on April 26, 2016. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

This proxy is solicited on behalf of our board of directors. We will bear the expenses connected with this proxy solicitation. We expect to pay brokers, nominees, fiduciaries, and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. We have engaged Georgeson Inc. of New York, New York to assist us in soliciting proxies from brokers, nominees, fiduciaries, and custodians, and will pay Georgeson $25,000 plus out-of-pocket expenses for its efforts. In addition to the use of the mails, our directors, officers, and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

We previously mailed to shareholders or are providing with this proxy statement our annual report to shareholders for 2015. The annual report is not part of, or incorporated by reference in, this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to Be Held on April 26, 2016:

This proxy statement and the 2015 annual report to shareholders are available at

www.proxyvote.com for viewing, downloading and printing.

A copy of our Annual Report on Form 10-K for the fiscal year ended January 3, 2016 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations, Telephone: (800) 762-4000.

Householding of Annual Meeting Materials

Some brokerage firms may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of these documents may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any of these documents to you if you request one by writing or calling as follows: PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations, Telephone: (800) 762-4000. If you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your brokerage firm, or you may contact us at the above address and phone number.

Proposals

The proposals being presented for shareholder action are set forth on your proxy card and are discussed in detail on the following pages. Shares that you have the power to vote that are represented by proxy will be voted at the meeting in accordance with your instructions indicated on the enclosed proxy card or submitted by Internet or telephone.

The first proposal is to elect eight directors for terms of one year each. You may vote for or against each nominee, or may abstain from voting on any nominee, by marking the appropriate box on the proxy card or submitting instructions by Internet or telephone. If you return a proxy card, or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning one or more of the nominees, your shares will be voted “FOR” electing those nominees for whom you made no indication.

The second proposal is to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending January 1, 2017. You may vote for or against this proposal or abstain from voting on this proposal by marking the appropriate box on the proxy card or submitting instructions by Internet or telephone. If you return a proxy card or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning this proposal, your shares will be voted “FOR” the second proposal.

The third proposal is to approve, by non-binding advisory vote, our executive compensation. You may vote for or against this proposal or abstain from voting on this proposal by marking the appropriate box on the proxy card or submitting instructions by Internet or telephone. If you return a proxy card or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning this proposal, your shares will be voted “FOR” the third proposal.

Our management does not anticipate a vote on any other proposal at the meeting. Under Massachusetts law, where we are incorporated, only matters included in the notice of the meeting may be brought before our shareholders at a meeting. If, however, another proposal is properly brought before the meeting, your shares will be voted in accordance with the discretion of the named proxies.

Votes Required

A majority in interest of all PerkinElmer common stock issued, outstanding and entitled to vote on each proposal being submitted for shareholder action at the meeting constitutes a quorum with respect to that proposal. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether those shares are voted on the proposal. Therefore, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the meeting for that proposal.

For a nominee to be elected as a director pursuant to Proposal No. 1, more votes must be cast for such nominee’s election than against such nominee’s election. For the ratification of our independent registered public accounting firm pursuant to Proposal No. 2, the majority of the votes cast on Proposal No. 2 must be cast for the ratification. For the approval, by non-binding vote, of our executive compensation program pursuant to Proposal No. 3, the majority of the votes cast on Proposal No. 3 must be cast in favor of the executive compensation program. Shares abstaining and broker non-votes, if any, will not be counted as votes for or against, and as a result will have no effect on voting on these proposals, other than for purposes of establishing a quorum.

Although the advisory vote on Proposal No. 3 is non-binding, as provided by law, our board values shareholders’ opinions and will take the results of the vote into account when considering any changes to our executive compensation program.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our charter and By-laws provide that the shareholders or the board of directors will determine the number of directors to serve on our board as not fewer than three nor more than thirteen. Our nominees for directors are each elected for a one-year term at the annual meeting of shareholders in accordance with our charter and By-laws. We currently have eight directors, all of whose terms expire at this meeting.

Our board of directors, upon the recommendation of its nominating and corporate governance committee, has nominated the following persons for election as directors for one-year terms, each expiring at the annual meeting of shareholders to be held in 2017. All of the nominees are currently directors of PerkinElmer and were elected by our shareholders at the 2015 annual meeting.

Peter Barrett	Alexis P. Michas
Robert F. Friel	Vicki L. Sato, PhD
Sylvie Grégoire, PharmD	Kenton J. Sicchitano
Nicholas A. Lopardo	Patrick J. Sullivan

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

ELECTING EACH OF THE EIGHT NOMINEES NAMED ABOVE FOR TERMS OF ONE YEAR EACH.

The persons named as proxies on the proxy card will vote shares represented by a proxy for the election of the eight nominees for terms of one year each, unless the shareholder instructs otherwise on its proxy card. Our board of directors knows of no reason why any nominee should be unable or unwilling to serve. However, if that becomes the case, the persons named as proxies on the proxy card may vote to elect a substitute. In no event will shares represented by proxies be voted for more than eight nominees.

To apprise you of their qualifications to serve as directors, we include the following information concerning each of the director nominees. The qualifications presented include information each nominee has provided to us regarding age, current positions held, principal occupation and business experience for the past five years, as well as the names of other publicly held companies of which the nominee currently serves as a director or has served as a director during the past five years. In addition to the information presented regarding each nominee’s specific experience, qualifications, attributes and skills that led the nominating and corporate governance committee to recommend that our board nominate these individuals, our board believes that all of the nominees have a reputation for honesty, integrity and adherence to high ethical standards. The nominating and corporate governance committee also believes that the nominees possess the willingness to engage management and each other in a positive and collaborative fashion, and are prepared to make the significant commitment of time and energy to serve on our board and its committees.

PETER BARRETT:    Age: 63; Principal Occupation: Partner, Atlas Venture, a venture capital fund based in Cambridge, Massachusetts; Director of PerkinElmer since 2012. Member of the audit and the nominating and corporate governance committees.

Mr. Barrett joined Atlas Venture, an early stage life sciences venture capital fund, in 2002 and is a partner in the life sciences group. Previously, he was a co-founder, Executive Vice President and Chief Business Officer of Celera Genomics. Prior to that, Mr. Barrett held several senior management positions at The Perkin-Elmer Corporation, most recently serving as Vice President, Corporate Planning and Business Development. He currently serves as the Chairman of Zafgen, Inc., as well as a board member at several privately held companies, and during the past five years has served as a director of Akela Pharma, Inc., Alnylam Pharmaceuticals, Inc., Helicos BioSciences Corporation, Momenta Pharmaceuticals, Inc., SciClone Pharmaceuticals, Inc. and Vitae Pharmaceuticals, Inc. Mr. Barrett is currently Vice Chairman of the Advisory Council of the Barrett Institute of Chemical and Biological Analysis at Northeastern University, as well as Adjunct Professor at the Barrett Institute. He also serves as President of the Autism Consortium, a non-profit institution. Mr. Barrett received his Bachelor of Science degree in chemistry from Lowell Technological Institute (now known as the University of Massachusetts, Lowell) and his Doctoral degree in analytical chemistry from Northeastern University.

Mr. Barrett has approximately 25 years of experience in the life sciences industry, having served in leadership positions both as a senior executive and as an institutional investor. These roles have allowed him to develop expertise in the deployment of strategic growth initiatives within the industry. His service on the board of directors of other companies, both publicly traded and privately held, enables him to assist our board in the performance of its governance obligations.

ROBERT F. FRIEL:    Age 60; Principal Occupation: Chairman, Chief Executive Officer and President of PerkinElmer. Director of PerkinElmer since 2006. Member of the finance committee.

Mr. Friel currently serves as Chairman, Chief Executive Officer and President of PerkinElmer. Prior to being appointed President and Chief Executive Officer in February 2008 and Chairman in April 2009, he had served as President and Chief Operating Officer since August 2007, and as Vice Chairman and President of our Life and Analytical Sciences unit since January 2006. Mr. Friel was our Executive Vice President and Chief Financial Officer, with responsibility for business development and information technology in addition to his oversight of our finance functions, from October 2004 until January 2006. Mr. Friel joined PerkinElmer in February 1999 as our Senior Vice President and Chief Financial Officer. Prior to joining PerkinElmer, he held several senior management positions with AlliedSignal, Inc., now Honeywell International. Mr. Friel received a Bachelor of Arts degree in economics from Lafayette College and a Master of Science degree in taxation from

Fairleigh Dickinson University. Mr. Friel is currently a director of NuVasive, Inc. and Xylem Inc., and during the past five years has served as a director of CareFusion Corporation. He also previously served on the national board of trustees for the March of Dimes Foundation.

Mr. Friel has been one of the primary architects of PerkinElmer’s transformation into a global technology leader focused on improving the health and safety of people and the environment. Mr. Friel’s seventeen years of executive experience with PerkinElmer has allowed him to develop a broad knowledge of our operations and activities, and that operational and leadership experience has been essential in formulating appropriate business strategies. His current and past service on the boards of other public companies has provided him with additional insights about service as the Chairman of our board.

SYLVIE GRÉGOIRE, PharmD:    Age 54; Principal Occupation: Advisor to biotechnology companies. Director of PerkinElmer since 2015. Member of the nominating and corporate governance committee.

Dr. Grégoire served as President of the Human Genetic Therapies division of Shire plc, a public biopharmaceutical company, from 2007 to 2013, and from 2005 to 2008 she served as a director of IDM Pharma, Inc., a public biotechnology company that now operates as a subsidiary of Takeda Pharmaceuticals, including serving as its Executive Chair from August 2006 to October 2007. From 2004 to 2005, Dr. Grégoire served as President, Chief Executive Officer and Executive Member of the board of directors of GlycoFi, Inc., a private biotechnology company. Prior to that, Dr. Grégoire was employed in several key operating and regulatory affairs positions at Biogen, Inc. (now known as Biogen Idec Inc.) and Merck & Co. Dr. Grégoire currently serves on the board of Galenica Ltd. and Novo Nordisk A/S, and within the last five years has served on the board of Cubist Pharmaceuticals, Inc. Dr. Grégoire holds a Bachelor of Science degree from Laval University and a Doctoral degree from the State University of New York at Buffalo.

Dr. Grégoire provides the board with a depth of experience in the management of commercial operations, manufacturing and regulatory affairs within the biotechnology industry, both domestically and internationally. Her extensive background gained over the course of almost thirty years of leadership positions with both public and private companies, as well as her current and past service on the boards of other public companies, will provide the board with valuable guidance in overseeing the strategic direction of the Company.

NICHOLAS A. LOPARDO:    Age 69; Principal Occupation: Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company based in Swampscott, Massachusetts. Director of PerkinElmer since 1996. Chair of the finance committee and a member of the audit committee.

Mr. Lopardo has been Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company, since January 2002. Mr. Lopardo retired in December 2001 as Vice Chairman of State Street Bank and Trust Company and Chairman and Chief Executive Officer of State Street Global Advisors, the bank’s investment management group. Mr. Lopardo had been associated with State Street Bank and Trust Company since 1987, and previously held several executive level positions including Executive Vice President. Mr. Lopardo has over 38 years of experience in the pension industry, having served in a variety of roles with Equitable Life Assurance Society related to pension marketing, client relationships, and pension investment advisory services. Mr. Lopardo is a director of Myriad Entertainment and Resorts, Inc., and also serves as a director of several privately held companies. He served eight years as a member of the board of directors of Susquehanna University, holding the position of Chairman of that board in 2000 and 2001. He was also Chairman of the advisory board of the Weiss School of Business at Susquehanna University, and is Chairman Emeritus of the board and a lifetime trustee of the Landmark School, a premier secondary school for students with language-based learning disabilities. Mr. Lopardo is also a board member of Boston Partners in Education and USA Hockey Foundation. Mr. Lopardo received a Bachelor of Science degree in marketing and management from Susquehanna University.

Mr. Lopardo has spent more than four decades working in positions of executive leadership within the financial services industry. His demonstrated acumen for business leadership on an international scale enables him to provide expert oversight of our senior management team in his roles as a member of our board and as a member of the audit committee of our board. Additionally, Mr. Lopardo utilizes the skill and experience that he has developed in corporate financial matters as Chair of the finance committee of our board.

ALEXIS P. MICHAS:    Age 58; Principal Occupation: Managing Partner of Juniper Investment Company, LLC, an investment management firm based in New York. Director of PerkinElmer since 2001. Lead Director, member of the finance and the nominating and corporate governance committees.

Mr. Michas has been Managing Partner of Juniper Investment Company, LLC since he founded the firm in 2008. Juniper is also a Principal of Aetolian Investors, LLC, a registered commodity pool operator. Mr. Michas was the Managing Partner and a director of Stonington Partners, Inc., an investment management firm, from 1994 to 2011. Prior to that, Mr. Michas was a partner of Merrill Lynch Capital Partners, Inc., or MLCP, a wholly owned subsidiary of Merrill Lynch & Co., Inc., from 1993 to 1994, and Senior Vice President of MLCP from 1989 to 1993. He served on the board of directors of MLCP from 1989 to 2001 and was a consultant to MLCP from 1994 to 2001. Mr. Michas was also a Managing Director of the Investment Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1991 to 1994. Mr. Michas received a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Michas is the Non-Executive Chairman of the board of BorgWarner Inc. and a director of Allied Motion Technologies, Inc. During the past five years Mr. Michas served as a director of AirTran Airways, Inc. until its acquisition by Southwest Airlines in 2011, and as the Non-Executive Chairman of the board of Lincoln Educational Services Corporation until 2015. Mr. Michas is also a director of Theragenics Corporation, a privately held company, and a director of a family of funds managed by Atlantic Investment Management, Inc., an investment management firm. Mr. Michas is Chairman of the board of trustees of Athens College in New York.

Mr. Michas brings to our board many years of private equity experience across a wide range of industries, and a successful record of managing investments in public companies. Mr. Michas also brings extensive transactional expertise, including mergers and acquisitions, IPOs, debt and equity offerings, and bank financing. This expertise is utilized through his position as a member of the finance committee of our board, allowing Mr. Michas to provide our board with valuable insight on trends in global debt and equity markets, and the impact of such trends on the capital structure of the Company. We also benefit from the corporate governance knowledge developed by Mr. Michas in his board roles with other public companies, including his service as a lead director, a board chairman, and a member of the compensation, governance, audit, finance and executive committees of such companies. Mr. Michas’ knowledge of the Company and his thorough understanding of the role of boards of directors qualify him to serve on our board and as our Lead Director.

VICKI L. SATO, Ph.D:    Age 67; Principal Occupation: Professor of Management Practice, Harvard Business School, Cambridge, Massachusetts. Director of PerkinElmer since 2001. Chair of the nominating and corporate governance committee and a member of the compensation and benefits committee.

Dr. Sato was appointed Professor of Management Practice at Harvard Business School in 2006. Prior to that, she had been the President of Vertex Pharmaceuticals from 2000 until her retirement from that position in 2005, and had previously served eight years as Vertex’s Chief Scientific Officer and Chair of the scientific advisory board. Prior to joining Vertex in 1992, she was with Biogen, Inc. from 1984 to 1992, most recently as Vice President of Research and a member of the scientific advisory board. Dr. Sato is also a business advisor to various enterprises in the biotechnology and pharmaceutical industries. Dr. Sato serves as an overseer of the Isabella Stewart Gardner Museum and is a member of the board of directors of Peer Health Exchange, a non-profit organization. She is currently a director of BorgWarner Inc. and Bristol-Myers Squibb Company, and during the past five years has served as a director of Galapagos NV and Alnylam Pharmaceuticals, Inc. She is the author of numerous professional publications and holds several issued or pending patents. Dr. Sato received her Bachelor, Master and Doctoral degrees from Harvard University.

Dr. Sato is an accomplished scientist and general manager with an extensive background advising and leading research teams in the life sciences industry. Dr. Sato’s previous roles as chief scientific officer and vice president of research for multinational companies provide her with valuable insight into our industry, and allow her to offer guidance as we develop our technology initiatives and collaborative efforts. The expertise Dr. Sato has developed through her service on the boards of other public companies is utilized through her position as Chair of the nominating and corporate governance committee of our board.

KENTON J. SICCHITANO:    Age 71; Principal Occupation: Retired Global Managing Partner, PricewaterhouseCoopers LLP, a public accounting firm. Director of PerkinElmer since 2001. Chair of the audit committee and a member of the compensation and benefits committee.

Mr. Sicchitano joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970, and after becoming a partner in 1979, held various leadership positions within the firm until he retired in June 2001. Mr. Sicchitano is also a director of Analog Devices, Inc., MetLife, Inc. and its wholly owned subsidiary, Metropolitan Life Insurance Company. At various times from 1986 to 1995 he served as a director and/or officer of a number of not-for-profit organizations, including President of the Harvard Business School Association of Boston, Treasurer of the Harvard Club of Boston, member of the board of directors of the Harvard Alumni Association, member of the board of directors and Chair of the finance committee of New England Deaconess Hospital, and member of the board of directors of the New England Aquarium. Mr. Sicchitano holds a Bachelor of Arts degree from Harvard College, a Master of Business Administration degree from Harvard Business School, and is a certified public accountant.

Mr. Sicchitano’s depth of experience with accounting and financial reporting issues for global business enterprises enables him to provide expert guidance to our management in his role as Chair of the audit committee of our board. He also brings to the board a longstanding familiarity with internal financial controls as applied to complex organizations. Mr. Sicchitano’s service as a director of other public companies, including as a Chair of the audit committee of other public companies, brings additional valuable insight to our board.

PATRICK J. SULLIVAN:    Age 64; Principal Occupation: President, Chief Executive Officer and Director of Insulet Corporation, an innovative medical device company based in Billerica, Massachusetts. Director of PerkinElmer since 2008. Chair of the compensation and benefits committee and a member of the audit committee.

Mr. Sullivan has served as the President and Chief Executive Officer, and as a director, of Insulet Corporation, a publicly traded medical device company, since September 2014. Prior to that, Mr. Sullivan was the Executive Chairman and a director of Hologic from its merger with Cytyc Corporation in October 2007 until May 2008. Mr. Sullivan previously served Cytyc as Chief Executive Officer and a director since March 1994, Vice Chairman of the board of directors since January 2001, Chairman-elect since January 2002 and Chairman since May 2002. From March 1994 to January 2002, and from July 2002 to October 2007, Mr. Sullivan also served as President of Cytyc, and from January 1991 to March 1994, as Vice President of Sales and Marketing. Prior to joining Cytyc, Mr. Sullivan was employed in key senior marketing positions for five years by Abbott Laboratories, a diversified healthcare company, and was a consultant with McKinsey & Company, an international management consulting firm. In addition to serving as a director of Insulet Corporation, Mr. Sullivan currently serves on the board of several privately held companies and was a member of the board of directors of Gen-Probe Incorporated until its acquisition by Hologic, Inc. in 2012. He holds a Bachelor of Science degree from the United States Naval Academy and a Master of Business Administration degree from Harvard Business School.

Mr. Sullivan provides the board with valuable insight and guidance through both his current and previous service as the chief executive officer of publicly traded companies as well as his service on the boards of other publicly traded companies. He possesses broad expertise in strategic planning, business development and global marketing. Mr. Sullivan’s background in diagnostics and women’s health allows him to bring to our board significant knowledge of these important issues and their potential future impact on the Company.

INFORMATION RELATING TO OUR BOARD OF DIRECTORS

AND ITS COMMITTEES

Determination of Independence

Our common stock is listed on the New York Stock Exchange. Under current NYSE rules, a director of PerkinElmer qualifies as “independent” only if our board of directors affirmatively determines that the director has no material relationship with PerkinElmer, either directly or as a partner, shareholder or officer of an organization that has a relationship with PerkinElmer. Our board of directors evaluates the independence of our directors on an annual basis. In evaluating potentially material relationships, our board considers commercial, industrial, banking, counseling, legal, accounting, charitable and familial relationships, among others. Our board of directors has determined that none of Messrs. Barrett, Lopardo, Michas, Sicchitano or Sullivan, or Drs. Grégoire or Sato, has a material relationship with PerkinElmer, and also that each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual.

Director Candidates

Our shareholders may recommend director candidates for inclusion by the board of directors in the slate of nominees the board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the nominating and corporate governance committee. If the board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included on our proxy card for the shareholders’ meeting at which his or her election is recommended.

Shareholders may recommend individuals for the nominating and corporate governance committee to consider as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. Materials should be mailed to the “PerkinElmer Nominating and Corporate Governance Committee” c/o Office of the General Counsel, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. The nominating and corporate governance committee will consider a proposed director candidate only if appropriate biographical information and background material are provided on a timely basis. The process followed by the nominating and corporate governance committee to identify and evaluate candidates may include requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board of directors. Assuming that appropriate biographical and background material are provided for candidates recommended by shareholders, the nominating and corporate governance committee will evaluate those candidates by following substantially the same process as outlined above, and applying substantially the same criteria, as for candidates submitted by board members.

Shareholders also have the right under our By-laws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or our board, by following the process for shareholder proposals for election of directors set forth in our By-laws and discussed in “Shareholder Proposals for 2017 Annual Meeting of Shareholders,” below. Candidates nominated by shareholders in accordance with these procedures will not be included in our proxy card for the shareholder meeting at which his or her nomination is recommended.

Criteria and Diversity

In considering whether to recommend any candidate for inclusion in the board of directors’ slate of recommended director nominees, including candidates recommended by shareholders, the nominating and corporate governance committee will apply the criteria set forth in PerkinElmer’s corporate governance guidelines and such other factors as the committee deems appropriate. These criteria include the candidate’s experience, skills, and independence. In evaluating a candidate’s experience and skills, the nominating and corporate governance committee may also consider qualities such as an understanding of technologies, marketing, finance, regulation and public policy, and international issues. In evaluating a candidate’s independence, the nominating and corporate governance committee will consider the applicable independence standards of the NYSE and the Securities and Exchange Commission. The nominating and corporate governance committee will evaluate each director candidate in the context of the perceived needs of the board, the best interests of PerkinElmer and its shareholders, as well as our corporate governance guidelines which specify that the composition of the board should reflect diversity. Accordingly, the nominating and corporate governance committee seeks nominees with a broad range of experience, professions, skills and backgrounds. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The nominating and corporate governance committee, as part of its annual assessment of board performance, reviews the diversity of experience, attributes and skills considered necessary for the optimal functioning of the board. The committee reviews the experience, attributes and skills currently represented on the board, as well as those areas where a change could improve the overall quality of our board and the ability of the board to perform its responsibilities. The committee then establishes those areas that could be the focus of a director search, if necessary. The effectiveness of the board’s diverse mix of experience, attributes and skills is reviewed as a component of the annual board self-assessment process.

Leadership Structure

Our board of directors selects a Chairman of the board by evaluating the criteria and using a process that the board considers to be in the best interests of the Company and its shareholders, pursuant to our corporate governance guidelines. Our board of directors does not have a fixed policy on whether the Chief Executive Officer and Chairman should be separate positions or whether the Chairman should be an employee or non-employee. Currently, Mr. Friel serves as our Chairman and Chief Executive Officer. Mr. Friel has in-depth knowledge of the issues and opportunities facing the Company, allowing him to effectively develop agendas designed to focus the board’s time and attention on the most critical matters, while also leading the discussion of those matters and ultimately the execution of the resulting strategic initiatives. The combined role promotes decisive leadership and clear accountability. Our corporate governance guidelines require that if the Chief Executive Officer is also Chairman, then there should be a Lead Director elected annually by the board from the independent directors. The Chair of the nominating and corporate governance committee leads an annual process for electing a Lead Director. Mr. Michas currently serves as our Lead Director. The primary responsibilities of the Lead Director include communication with the Chief Executive Officer, initiating and chairing meetings of the independent directors, and counseling the Chief Executive Officer and directors as needed. Our board holds executive sessions of the independent directors preceding or following each regularly scheduled board meeting. We believe that the current leadership structure, which combines Mr. Friel’s seventeen years of executive experience with the Company in a variety of key leadership roles with Mr. Michas’ demonstrated understanding of the role played by boards of directors, allows the Chairman and Chief Executive Officer to set the overall direction of the Company and provide day-to-day leadership, while having the benefit of the Lead Director’s counsel and corporate governance experience.

Communications from Shareholders and Other Interested Parties

Our board of directors will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate.

Shareholders and other interested parties who wish to communicate with our entire board may do so by writing to Robert F. Friel, Chairman, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. Shareholders and other interested parties who wish to communicate with our non-management directors should address such communications to Alexis P. Michas, Lead Director, c/o Office of the General Counsel, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. Communications will be forwarded to other directors if the communications relate to substantive matters that the Chairman or the Lead Director, as the case may be, in consultation with our General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which we tend to receive repetitive or duplicative communications.

Board of Directors’ Role in Risk Oversight

Our board of directors has an active role in overseeing risks that could affect the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. This oversight is conducted primarily through the audit committee, which has been assigned responsibility for enterprise risk management and reports regularly to our board on such matters. Senior management carries out the functional performance of enterprise risk management activities, with access to external service providers as needed. This process includes periodic reporting by management to the audit committee in order to systematically identify, analyze, prioritize and document potential business risks, their potential impact on the Company’s performance, and the Company’s ability to detect, manage, control and prevent these risks. When the audit committee receives a report from senior management, the Chair of the audit committee reports on the discussion to the full board during the next board meeting. This enables the board and its committees to coordinate the overall risk oversight role, particularly with respect to risk areas that may potentially impact more than one committee of the board of directors.

In addition to the role our audit committee plays in overseeing enterprise risk management activities, our compensation and benefits committee monitors the design and implementation of our compensation programs to ensure that these programs include the elements needed to motivate employees to take a long-term view of the business and to avoid encouraging unnecessary risk taking. Based on a functional review of our compensation policies and practices as performed by senior management in consultation with our compensation and benefits committee, we do not believe that any risks arising from our employee compensation programs are likely to have a material adverse effect on the Company.

Board of Directors Meetings and Committees

Our board of directors has responsibility for establishing broad corporate policies and for reviewing overall performance, rather than day-to-day operations. The board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of our Company and its shareholders. The board selects, evaluates and provides for the succession of our executive officers. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on PerkinElmer. Management keeps the directors informed of Company activity through regular written reports and presentations at board and committee meetings. The board participates in an annual self-evaluation process.

Our board of directors met seven times in fiscal 2015. During fiscal 2015, each director attended 75% or more of the total combined number of meetings of the board and the committees of which such director was a member. Members of our board of directors are strongly encouraged to attend our annual meeting of shareholders. If attendance in person is not possible, members of the board of directors are strongly encouraged to attend our annual meeting of shareholders via telephone or similar communication equipment. In 2015, all of our directors attended our annual meeting of shareholders either in person or by telephone.

Mr. Friel is the only director who is also an employee of PerkinElmer. He does not participate in the portions of any meetings at which his compensation is determined.

Our board’s standing committees are audit, finance, nominating and corporate governance, and compensation and benefits. Each committee has a charter that has been approved by the board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. You can access our committee charters and corporate governance guidelines under “Leadership”, and our standards of business conduct under “Corporate Social Responsibility”, in the “About Us” section of the “Company” tab of our website, www.perkinelmer.com, or you may request a copy by writing to PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations.

Audit Committee

Our audit committee assists the board of directors in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, risk assessment, the performance of our internal audit function and our independent registered public accounting firm. The current members of our audit committee are Messrs. Sicchitano (Chair), Barrett, Lopardo and Sullivan. Our board of directors has determined that Mr. Sicchitano qualifies as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission. Each of Messrs. Sicchitano, Barrett, Lopardo and Sullivan is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees, including the additional independence requirements of Rule 10A-3 for audit committees under the Securities Exchange Act of 1934, which we refer to in this proxy statement as the Exchange Act. In addition, our board has determined that each member of the audit committee is financially literate and that Mr. Sicchitano has accounting and/or related financial management expertise as required under the rules of the NYSE. None of Messrs. Sicchitano, Barrett, Lopardo or Sullivan serves on the audit committees of more than two other public companies. The audit committee held nine meetings during fiscal 2015.

Finance Committee

Our finance committee considers and approves the specific terms of debt and equity securities to be issued by PerkinElmer, and indebtedness and off-balance sheet transactions to be entered into by PerkinElmer. The finance committee also considers and approves transactions affecting our capital structure. The current members of our finance committee are Messrs. Lopardo (Chair), Friel and Michas. The board of directors has determined that each of Messrs. Lopardo and Michas is independent as defined under the rules of the NYSE. Mr. Friel is our Chairman and Chief Executive Officer. Our finance committee did not meet during fiscal 2015.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee identifies qualified director candidates, recommends to the board of directors the persons to be nominated by the board as directors at the annual meeting of shareholders, reviews and recommends changes to our corporate governance principles, and oversees the evaluation of the board. Our nominating and corporate governance committee also adopted and oversees our related party transactions policy. The current members of the nominating and corporate governance committee are Dr. Sato (Chair), Dr. Grégoire and Messrs. Barrett and Michas. The board has determined that each of Drs. Sato and Grégoire and Messrs. Barrett and Michas is independent as defined under the rules of the NYSE. The nominating and corporate governance committee has the authority under its charter to retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. For information relating to nominations of directors by our shareholders, see “Director Candidates” above. For information concerning our related party transactions policy, see “Certain Relationships and Policies on Related Party Transactions” below. Our nominating and corporate governance committee met two times during fiscal 2015.

Compensation and Benefits Committee

Our compensation and benefits committee discharges the responsibilities of our board relating to the compensation and benefits of our Chief Executive Officer and our other executive officers, and reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation. The compensation and benefits committee also oversees the performance evaluation of our Chief Executive Officer by our board. In addition, the compensation and benefits committee grants equity (stock options, restricted shares and other stock incentives) to our officers and administers our incentive compensation and executive benefit plans. The compensation and benefits committee also reviews and approves recommendations from our management-run administrative committee concerning terminations of broad-based, non-executive benefit plans, as well as material design changes to those plans that would result in significant cost or increased risk to the Company.

The current members of the compensation and benefits committee are Messrs. Sullivan (Chair) and Sicchitano and Dr. Sato. Our board has determined that each of Messrs. Sullivan and Sicchitano and Dr. Sato is independent as defined under the rules of the NYSE regarding independence of compensation committee members. Our compensation and benefits committee held five meetings during fiscal year 2015.

The compensation and benefits committee has the authority under its charter to directly retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The committee has retained Frederic W. Cook & Co., Inc. as its independent compensation consultant to assist the committee with its responsibilities related to our executive and board compensation programs. The Compensation Discussion and Analysis in this proxy statement provides additional information regarding the compensation and benefits committee’s processes and procedures for evaluating and determining executive officer compensation.

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended January 3, 2016, the members of the compensation and benefits committee were Messrs. Sullivan (Chair) and Sicchitano and Dr. Sato.

None of our executive officers has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of our compensation and benefits committee.

Report of the Audit Committee

The audit committee has:

•	Reviewed and discussed with management our audited financial statements as of and for the fiscal year ended January 3, 2016;

•

Discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required by Public Company Accounting Oversight Board Auditing Standard No. 16 Communications with Audit Committees;

•	Discussed with Deloitte & Touche LLP the matters required to be reviewed pursuant to Rule 207 of Regulation S-X;

•	Reviewed the qualifications and performance of Deloitte & Touche LLP and our internal audit function;

•

Received and reviewed the written disclosures and the letter from Deloitte & Touche LLP pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning the independent registered public accounting firm’s independence, and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence; and

•

Based on the review and discussions referred to above, recommended to the board of directors that the audited financial statements referred to above be included in our annual report on Form 10-K for the fiscal year ended January 3, 2016 for filing with the Securities and Exchange Commission.

The audit committee is pleased to submit this report to the shareholders.

By the audit committee of the board of directors:

Kenton J. Sicchitano, Chair

Peter Barrett

Nicholas A. Lopardo

Patrick J. Sullivan

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu and their respective affiliates, in the identified categories for fiscal 2015 and fiscal 2014:

	Fiscal 2015	Fiscal 2014
Audit Fees	$3,862,000	$3,140,000
Audit-Related Fees	76,000	758,000
Tax Fees	564,000	930,000
All Other Fees	5,000	5,000

Total Fees	$4,507,000	$4,833,000

Audit Fees

These are fees related to professional services rendered in connection with the audit of our annual financial statements, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q, and other professional services provided by our independent registered public accounting firm in connection with statutory or regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements, and which are not reported under “Audit Fees.” These services consisted primarily of audits of employee benefit plans, and for fiscal 2014, audit procedures performed related to acquisitions, consultations regarding accounting and financial reporting, and attestation services for such matters as required for consents related to registration statements and other filings with the Securities and Exchange Commission.

Tax Fees

These are fees billed for professional services for tax compliance, tax advice and tax planning services. Tax compliance services which relate to preparation of original and amended non-US corporate income tax returns (fees for which amounted to $233,000 in fiscal 2015 and $306,000 in fiscal 2014) and expatriate tax return preparation and assistance (fees for which amounted to $214,000 in fiscal 2015 and $169,000 in fiscal 2014) accounted for $447,000 of the total tax fees paid for in fiscal 2015 and $475,000 of the total tax fees paid for in fiscal 2014. Tax advice and planning services, including consultations on foreign transactions, assistance with tax audits and appeals, tax advice related to reorganizations, mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities, amounted to $117,000 in fiscal 2015 and $455,000 in fiscal 2014.

All Other Fees

Fees paid or incurred for other services amounted to $5,000 in fiscal 2015 and $5,000 in fiscal 2014.

Audit Committee’s Pre-approval Policy and Procedures

The audit committee of our board of directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the audit committee, or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures. On an annual basis, the audit committee may pre-approve services that are expected to be provided to PerkinElmer by the independent registered public accounting firm during the following 12 months. At the time such pre-approval is granted, the audit committee must (1) identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to the total pre-approved services, which limit may not be exceeded without obtaining further pre-approval under the policy.

Our management periodically provides the audit committee updates of proposed services for pre-approval. Any additional services which fall outside the scope of the annual service review process require advance approval by the audit committee. The audit committee may delegate to one or more designated members of the committee the authority to grant pre-approvals of permitted services, or classes of permitted services, to be provided by the independent registered public accounting firm. The decisions of a designated member to pre-approve a permitted service are reported to the audit committee at its next regularly scheduled meeting. While controls have been established to identify all services rendered by the independent registered public accounting firm, the audit committee recognizes that there may be some “de minimis” services provided that, while considered permitted services, may not be identified as non-audit services or reported immediately because of their “de minimis” nature. Such services may be approved prior to the completion of the audit by either the audit committee, or a designated member of the audit committee.

Certain Relationships and Policies on Related Party Transactions

The nominating and corporate governance committee of our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which PerkinElmer was or is to be a participant, and in which one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), or any entity in which persons listed above, either individually or in the aggregate, has a greater than 10% ownership interest, each of whom we refer to as a “related party,” has or will have a direct or indirect material interest, as determined by the committee. We refer to these transactions as “related party transactions.”

The policy calls for any proposed related party transaction to be reviewed and, if deemed appropriate, approved by our nominating and corporate governance committee. Whenever practicable, the review and approval will occur prior to entry into the transaction. If advance approval is not practicable, the committee will review, and, in its discretion, may approve the related party transaction. The policy also permits the Chair of the committee to review and, if deemed appropriate, approve proposed related party transactions that arise between committee meetings, in which case the Chair will report such transactions to the committee at its next meeting. Any related party transactions that are ongoing in nature will be reviewed annually. The committee will review and consider such information regarding the related party transaction as it deems appropriate under the circumstances.

The committee has determined that certain types of transactions, such as those excluded by the instructions to the Securities and Exchange Commission’s related person transaction disclosure rule, do not create a material direct or indirect interest on behalf of related parties and, therefore, are not related party transactions for purposes of this policy.

The committee may approve a related party transaction only if the committee determines that, under all of the circumstances, the transaction is in the best interest of PerkinElmer and its shareholders.

DIRECTOR COMPENSATION

Directors who are employees of PerkinElmer receive no additional compensation for their services as directors. Our compensation and benefits committee periodically reviews our non-employee director compensation policies with the assistance of the compensation consultant, and makes recommendations to our nominating and corporate governance committee for that committee’s proposal to our board. The compensation consultant provides data on director compensation programs at a number of companies identified by the compensation and benefits committee and the compensation consultant as industry peers.

Our director compensation program is designed to provide a competitive level of compensation and enable PerkinElmer to attract and retain highly-qualified board members. Annual compensation for our non-employee directors consists of a cash retainer and equity compensation. Each of these components for 2015 is shown in the following table and explained further below.

2015 Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)(4)	Total ($)
Peter Barrett	$80,000	$155,017	—	$235,017
Sylvie Grégoire, PharmD	$80,000	$180,030	$110,038	$370,068
Nicholas A. Lopardo	$82,500	$155,017	—	$237,517
Alexis P. Michas	$105,000	$155,017	—	$260,017
James C. Mullen (5)	$20,000	—	—	$20,000
Vicki L. Sato, Ph.D	$90,000	$155,017	—	$245,017
Kenton J. Sicchitano	$105,000	$155,017	—	$260,017
Patrick J. Sullivan	$87,500	$155,017	—	$242,517

NOTES

(1)	Robert F. Friel, who serves on our board, was compensated as an executive officer of the Company and did not receive any additional compensation in association with his role as a director in 2015. His compensation is reported in the Summary Compensation Table, below.

(2)	Variations in cash retainer amounts paid to individual directors in 2015 reflect additional retainer amounts paid to our Lead Director and directors holding committee Chair roles.

(3)	The grant date fair value of the annual restricted stock unit grant to each non-employee director in 2015 was $55,004. The grant date fair value of the annual share grant to each non-employee director in 2015 was $100,013, and these shares were not subject to restriction or vesting. Upon joining our board on February 6, 2015, Dr. Grégoire also received a stock option grant and a share grant with grant date fair values of $110,038 and $25,013, respectively. Ignoring the impact of the forfeiture rate with respect to option and restricted stock unit awards, these amounts represent the aggregate grant date fair value of awards of options, restricted stock units and shares granted to each listed director in fiscal year 2015. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 18 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended January 3, 2016.

(4)	Total outstanding stock options held by our non-employee directors as of January 3, 2016 were as follows: Mr. Barrett: 27,422; Dr. Grégoire: 10,000; Mr. Lopardo: 24,050; Mr. Michas: 44,944; Dr. Sato: 44,944; Mr. Sicchitano: 32,358; and Mr. Sullivan: 32,358. Each of our non-employee directors held 1,080 unvested restricted stock units as of January 3, 2016. Mr. Mullen did not hold any outstanding stock options or restricted stock units as of January 3, 2016. Our non-employee directors receive annual share grants which are not subject to restriction and therefore held no shares of restricted stock as of January 3, 2016. Each of our non-employee directors holds shares of our common stock in amounts which satisfy our director stock ownership guidelines as described under “Director Stock Ownership Guidelines”, below. PerkinElmer common stock held by each of our non-employee directors as of February 16, 2016 is reported under “Beneficial Ownership of Common Stock” below.

(5)	Mr. Mullen retired from our board on April 28, 2015.

Board Compensation

Our board service year begins on the date of our annual meeting of shareholders. Our non-employee directors are paid the following compensation for their service during the board service year.

Annual Cash Retainer

During 2015, each of our current non-employee directors was paid an annual cash retainer of $80,000 which is paid in four quarterly installments. Quarterly cash retainer installments are paid in May, August, November and February, which is the first month of each of the successive three-month periods following the annual meeting of shareholders. Our Lead Director and audit committee Chair were each paid an additional annual retainer of $25,000. The Chairs of our compensation and benefits committee and our nominating and corporate governance committee were each paid an additional annual retainer of $10,000. The additional cash retainers paid to our Lead Director and committee Chairs were in recognition of the additional responsibilities carried by these roles.

The cash retainer is prorated to the nearest whole month for non-employee directors who serve for only a portion of the year. The retainer is also prorated for any director who attends fewer than 75% of the aggregate of the meetings of our board and the meetings of committees on which the director is a member. All of our directors fulfilled the meeting requirement in fiscal year 2015.

Equity Compensation

Our non-employee directors receive a portion of their annual compensation in the form of equity grants in two parts. A portion of the annual equity compensation is delivered in the form of an award of our common stock with a fair market value of $100,000. The second portion, with a fair market value of $55,000, is delivered in the form of a grant of restricted stock units, or RSUs, which vest 100% on the first anniversary of the date of grant. Prior to fiscal 2015, this second portion of the annual non-employee director equity compensation had consisted of a stock option grant which vested in three equal annual installments beginning on the first anniversary of the date of grant. As part of the annual assessment of our non-employee director compensation program, and based on an analysis of non-employee director equity compensation practices at a group of companies identified by the compensation consultant and the compensation and benefits committee as our peers, and following the recommendation of our nominating and corporate governance committee, our board approved the change from stock option grants to RSU grants effective on April 28, 2015, the date of our 2015 annual meeting of shareholders. This change was approved in order to better align our board equity compensation with market practice, to enable us to continue to attract and retain highly-qualified board members. The peer companies included in the analysis were the same group used for the evaluation of our executive compensation for fiscal year 2015. Each component of our non-employee equity compensation program is described in more detail below.

Stock Awards:    In 2015, each non-employee director was awarded 1,953 shares of our common stock with a fair market value of $100,000. The number of shares granted was determined by dividing the grant value by the fair market value of our stock on the date of grant. The granted shares are not subject to restrictions or vesting. In accordance with our practice, we granted these awards on May 5, 2015, which was the first day of the open trading window following our first quarter earnings release.

Restricted Stock Units:    In 2015, each non-employee director was awarded 1,080 RSUs. Each RSU entitles the holder to receive one share of our common stock upon vesting. The number of RSUs granted was determined by dividing the fair market value of $55,000 by the Black-Scholes value of an RSU on the date of grant. The annual RSU grant will fully vest on the first anniversary of the date of grant or, if earlier, upon the director’s death, disability or qualifying retirement, or the termination of the director’s service within 12 months following a change in control. In accordance with our usual practice, we granted the RSUs on May 5, 2015, which was the first day of the open trading window following our first quarter earnings release.

Stock Options:    Our non-employee directors hold options to purchase shares of our common stock that were granted to them as part of their annual equity compensation in years prior to fiscal 2015. Stock options granted to non-employee directors since 2005 vest in three equal annual installments beginning one year from the grant date, and may be exercised for seven years from the grant date. All options granted to non-employee directors have an exercise price equal to the fair market value of our stock on the date of grant and become exercisable in full upon a change in control. Directors who leave our board have three months after their departure to exercise their vested options, after which the options are cancelled, unless the departure is due to death or disability, in which case the options may be exercised for up to one year, or retirement from our board, in which case options vest 100% and may be exercised for three years after their departure. Directors qualify for retirement for purposes of our stock option awards after attaining both age 55 and ten years of service to the Company as a director.

New Director Compensation

New non-employee directors who serve for only a portion of the board service year receive a cash retainer and annual share grant prorated to reflect the period he or she will serve on our board during the current board service year, and an initial stock option grant of 10,000 shares of our common stock which vest in three equal annual installments beginning on the first anniversary of the date of grant. Upon joining our board on February 6, 2015, Dr. Grégoire received a prorated cash retainer of $20,000, a prorated stock grant of 544 shares, and an option to purchase 10,000 shares of our common stock at an exercise price of $46.27 per share.

Deferred Compensation Plan

Non-employee directors have previously been provided with the opportunity to defer receipt of all or a portion of their cash retainer or stock awards into our 2008 Deferred Compensation Plan. In December 2010, the compensation and benefits committee amended this plan to eliminate new deferral elections from participants, including deferrals of director cash retainer or stock awards, for plan years beginning January 1, 2011 or later. None of the non-employee directors had an active election to defer compensation during fiscal year 2015, and due to the plan amendment, no new deferral elections will be accepted. For more information about our deferred compensation program, see “Executive Compensation — 2015 Non-Qualified Deferred Compensation — Non-Qualified Deferred Compensation Plan” below.

Business Travel Accident Insurance

Non-employee directors are provided with $250,000 of death benefit coverage under PerkinElmer’s business travel accident insurance policy which provides coverage while traveling on PerkinElmer business.

Director Stock Ownership Guidelines

Within five years of election to our board, we expect each non-employee director to own PerkinElmer stock with a fair market value equal to at least five times the annual cash retainer. For fiscal year 2015, this value was equal to $400,000. Shares held in the deferred compensation plan are counted as owned for purposes of these guidelines. As of February 16, 2016, all of our directors were in compliance with our stock ownership guidelines. See “Beneficial Ownership of Common Stock” below for the beneficial stock ownership of our directors.

Changes to Director Compensation

Our compensation and benefits committee periodically reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation and director compensation guidelines. Our director compensation, including annual retainers and stock and option awards, is therefore subject to adjustment.

Based on a comprehensive analysis of non-employee director compensation at a group of companies identified by the compensation consultant and the compensation and benefits committee as our peers (which was the same group of peer companies used by the committee in its evaluation of executive compensation for fiscal 2016), and following the recommendation of our nominating and corporate governance committee, our board approved the following changes to the non-employee director compensation program that will become effective on April 26, 2016, the date of our 2016 annual meeting of shareholders.

Cash Retainer:    The annual cash retainer will increase to $90,000. The additional cash retainer paid to our Lead Director and the Chairs of the compensation and benefits, and nominating and corporate governance committees will increase to $60,000, $15,000 and $12,000, respectively. The additional cash retainer paid to our audit committee Chair will not change.

Equity Compensation:    The fair market value of the annual RSU grant will increase to $75,000. The fair market value of the annual share grant will not change.

New Director Compensation:    New non-employee directors who serve for only a portion of the board service year will continue to receive cash retainers and annual share grants prorated to reflect the period he or she will serve on our board during the applicable board service year. The initial option to purchase 10,000 shares of our common stock will be replaced by an RSU grant in an amount representing the annual non-employee director RSU grant prorated to reflect the period he or she will serve on our board during the applicable board service year. The RSU grant will vest 100% on the first anniversary of the date of grant.

These changes are intended to better align our board equity compensation with market practice, which enables us to continue to attract and retain highly-qualified board members. The peer companies included in the analysis were the same group used for the evaluation of our executive compensation for fiscal year 2016. Please refer to “Compensation Discussion and Analysis – Compensation Policies—External Market Practices” for more information about the peer group.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows the number of shares of our common stock beneficially owned on February 16, 2016 by (1) each of the directors and nominees for director individually, (2) each of the executive officers named in the Summary Compensation Table below, (3) any person known to us to own beneficially more than five percent of our outstanding common stock and (4) all executive officers, directors, and nominees for director as a group. The beneficial ownership set forth below includes any shares that the person has the right to acquire within 60 days after February 16, 2016 through the exercise or conversion of any stock option or other right.

Name (1)	Stock	Stock-Based Holdings (2)	Acquirable Within 60 Days (3)	Total Shares Beneficially Owned (4)	Percent of Class
Capital Research Global Investors (5)	12,102,000	—	—	12,102,000	10.8%
T. Rowe Price Associates, Inc. (6)	8,160,756	—	—	8,160,756	7.3%
The Vanguard Group, Inc. (7)	9,301,312	—	—	9,301,312	8.3%

Peter Barrett	12,124	—	22,388	34,512	*
James Corbett	28,002	—	37,324	65,326	*
Jonathan P. DiVincenzo	23,158	—	23,917	47,075	*
Robert F. Friel	562,531	—	967,233	1,529,764	1.4%
Joel S. Goldberg	58,204	—	152,358	210,562	*
Sylvie Gregoire	2,497	—	3,333	5,830	*
Nicholas A. Lopardo	15,052	35,952	19,016	70,020	*
Alexis P. Michas	53,937	9,935	39,910	103,782	*
Vicki L. Sato	25,696	—	39,910	65,606	*
Kenton J. Sicchitano	30,578	—	27,324	57,902	*
Patrick J. Sullivan	29,247	—	27,324	56,571	*
Frank A. Wilson	61,980	204	187,473	249,657	*
All executive officers, directors, and nominees for director of the company as a group, 14 in number	920,438	46,098	1,586,541	2,553,077	2.3%

NOTES

*	Less than 1%

(1)	Except to the extent noted below, each individual or entity has sole voting and investment power over the shares of common stock identified in the table as beneficially owned by the individual, other than shares accrued under our deferred compensation plan that may not be sold until distributed from the plan, and shares of restricted stock which may not be sold until they have fully vested.

(2)	This column represents indirect holdings of PerkinElmer’s common stock, including, for example, investments in the PerkinElmer stock fund selected by the employee in our retirement savings plan, and shares that are accrued under deferred compensation arrangements and are payable 100% in common stock at the time of distribution. This column also includes shares held by spouses, minor children and trusts.

(3)	Represents shares of common stock that may be acquired within 60 days after February 16, 2016 upon the exercise of outstanding stock options and the vesting of restricted stock units.

(4)	Represents the sum of the shares set forth for the individual in each of the “Stock,” “Stock-Based Holdings” and “Acquirable Within 60 Days” columns.

(5)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2016 by Capital Research Global Investors, a division of Capital Research and Management Company, reporting sole power to vote or direct the vote over, and sole power to dispose or direct the disposition of, 12,102,000 shares. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(6)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2016 by T. Rowe Price Associates, Inc., reporting sole power to vote or direct the vote over 1,678,684 shares, and sole power to dispose or direct the disposition of 8,160,756 shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(7)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2016 by The Vanguard Group, Inc., reporting sole power to vote or direct the vote over 180,132 shares, shared power to vote or direct the vote over 6,100 shares, sole power to dispose or direct the disposition of 9,121,880 shares, and shared power to dispose or direct the disposition of 179,432 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

PerkinElmer is a leader in the diagnostic, research and environmental markets, dedicated to improving the health and safety of people and the environment. We operate in scientific, fast-paced, ever-evolving markets in which there is a high level of competition for market share and limited talent. The goals of our executive compensation program are to attract, retain and motivate talented executives to enable the Company to be successful in a highly competitive environment. The structure of our executive compensation program supports our business strategy by driving top-line growth while remaining focused on profitability, cash flow performance and increased operating productivity, and creating sustainable market positions for our products, technology and services. We believe this enhances the value of our shareholders’ investment and, over time, will generate sustainable shareholder value through stock price appreciation and dividends.

Our executive compensation program is a robust, highly performance-driven program intended to generate both long-term sustainable shareholder value and near-term focus on financial performance, operational excellence, quality and innovation. We accomplish this through two primary incentive vehicles in addition to base pay. First, to address short-term performance, we have an annual cash incentive plan that we call our Performance Incentive Plan, or PIP, which we also refer to as our short-term incentive program. PIP payments are made based on achievement against pre-defined financial targets, which for fiscal year 2015 included free cash flow and adjusted earnings per share, or adjusted EPS. We define free cash flow as operating cash flow less capital expenditures adjusted for significant items, and we define adjusted EPS as earnings per share adjusted for the impact of items related to acquisitions, business repositioning, mark to market on post-retirement benefits and other certain items. In 2015, the PIP operated on a single performance period comprising the full fiscal year. Second, our executive officers participate in our Long-Term Incentive Program, or LTIP. The LTIP is structured with overlapping three-year performance cycles and includes three diverse incentive vehicles: restricted stock, performance units (a cash plan that ties vesting and payment to the achievement of financial goals) and stock options. The three-year performance goals in our LTIP are aligned with our strategic planning process and are designed to focus our executives on making and executing decisions that drive growth and create lasting shareholder value.

Executive Summary

To provide context for the full description of our executive compensation programs that follows, we highlight below key information and achievements that impacted our executive compensation program for 2015 and future periods.

Pay for Performance.     In 2015, we made significant progress against our strategic priorities and delivered strong financial results. Our key achievements include:

•

On a constant currency basis, we grew revenue by 7%, adjusted EPS by 13%, and our adjusted operating cash flow exceeded $300 million, demonstrating solid financial performance despite challenging microeconomic conditions. Revenue growth and adjusted EPS on a constant currency basis, and adjusted operating cash flow, are all non-GAAP financial measures. A reconciliation of our GAAP results to these non-GAAP financial measures can be found in Appendix A to this proxy statement;

•	We generated over $35 million in revenue from new products and services that meet customer needs and advance our mission to improve the health and safety of people and the environment;

•	The Scientist named our Phenoptics™ platform for quantitative pathology a Top 10 Innovation of 2015, one of several industry acknowledgments we received in 2015 of our position as a leading innovator;

•	We expanded our adjusted operating margin through productivity improvements, including reductions in indirect spend; and

•	We successfully completed the integration of Perten Instruments and continued to add new technologies to our portfolio through targeted acquisitions.

Short- and long-term incentive plan payments made to our named executive officers were aligned with our financial results in 2015 as follows:

2015 PIP. PIP bonuses paid to our named executive officers for fiscal 2015 ranged from 90% to 165% of target, reflecting our financial performance at corporate and strategic business unit levels. Fiscal year 2015 performance relative to our PIP goals is described further under “Short-Term Incentive Program” below.

2013 LTIP. The three-year performance period under our 2013 LTIP concluded in fiscal year 2015, resulting in the vesting and payment of performance units granted in 2013. Organic revenue growth and adjusted operating margin expansion performance in 2013, 2014 and 2015 resulted in 63% achievement against 2013 LTIP financial goals. We define organic revenue as revenue adjusted to exclude the effect of foreign currency and base revenue from acquisitions, and to include revenue that would otherwise not be fully recognized due to business combination accounting rules. We define adjusted operating margin as operating margin adjusted for the impact of items related to acquisitions, business repositioning, mark to market on post-retirement benefits and other certain items. Performance unit goals and payments under the 2013 LTIP are described further under “Long-Term Incentive Program” below.

Our total shareholder return (which reflects the percentage increase in our stock price for the period plus dividends received) was 22.65% during fiscal 2015, significantly outpacing S&P 500 Index performance of -0.15% over the same time period. We believe sustained performance against the combination of revenue, profitability and cash flow financial goals represented in our executive incentive plans, as well as continued execution against our strategic goals, will create value for our shareholders over the long term.

Compensation Best Practices.     The compensation and benefits committee, or the committee, regularly reviews our executive compensation programs to ensure they are designed to reflect market-based best practices, effectively support the achievement of our financial and strategic goals, and do not promote inappropriate risk taking. Our compensation practices include the following:

Programs and Policies:

•

Pay-for-performance:     A significant portion of our executive compensation is tied to the achievement of financial goals under our short- and long-term incentive programs. Our long-term incentive plan also links executive compensation to stock price appreciation through stock option grants and as an element of our performance unit program.

•

Clawback policy:     In 2013, the committee added a recoupment policy to our executive officer PIP applicable to plan awards paid to executive officers for performance periods beginning on or after December 30, 2013. Our officers participating in our LTIP also sign a Prohibited Activity Agreement allowing the clawback of certain stock option gains if the officer violates non-solicitation and non-competition provisions contained in the agreement.

•

Anti-hedging and anti-pledging rules:     Our Securities Trading Policy prohibits our employees from engaging in “short” sales of our stock (unless the sale is part of a permitted “cashless” exercise of stock options) and from trading in any form of derivative security or instrument linked to our stock. The policy also prohibits pledging of PerkinElmer common stock by our officers.

•

Stock ownership guidelines:     Each of our executives and directors is expected to own shares of our common stock representing a significant aggregate fair market value to further align their interests with those of shareholders and encourage a long-term view of performance.

•

Elimination of Section 280G excise tax and gross-up payments:     The committee eliminated Internal Revenue Code Section 280G excise tax and associated gross-up payments in employment agreements entered into with individuals hired or promoted to officer positions after July 2010.

•

Elimination of single-trigger equity vesting:     Employment agreements entered into with individuals hired or promoted to officer positions after February 2010 provide that their equity awards will vest following a change in control only if the individual has a qualifying termination of employment within a specified period of time following the change in control.

•	No option repricing: Our 2009 Incentive Plan does not permit repricing of stock options without the consent of our shareholders.

•

Changes to benefits and perquisites:    The committee regularly reviews the market-alignment, effectiveness and costs associated with our executive benefit and perquisite programs. Changes approved by the committee resulting from these reviews have included the elimination of a tax gross-up on executive life insurance premiums and closure of our non-qualified deferred compensation plan to deferral elections.

Governance:

•	Independent compensation and benefits committee: Our committee is composed entirely of independent directors as defined under the rules of the NYSE.

•	Compensation advisor independence: The committee retains a third-party compensation consultant which it has reviewed for independence and found no conflict of interests.

•

Annual evaluation of executive compensation:    The committee evaluates our executive compensation programs annually to ensure they remain aligned with market practices and appropriately link pay with performance.

•

Compensation risk assessment:    The committee monitors the design and implementation of our compensation programs to ensure they include appropriate elements to motivate employees to take a long-term view of the business and do not encourage unnecessary risk taking.

•	Shareholder vote to approve executive compensation on an advisory basis: Our board has adopted annual frequency for holding shareholder advisory votes on our executive compensation program.

Our Named Executive Officers

Our 2015 named executive officers are as follows:

Robert F. Friel:    Chairman, Chief Executive Officer and President

Frank A. Wilson:    Senior Vice President and Chief Financial Officer

Joel S. Goldberg:    Senior Vice President Administration, General Counsel and Secretary

James Corbett:    Senior Vice President and President, Human Health

Jonathan P. DiVincenzo:    Senior Vice President and President, Environmental Health

2015 Shareholder Advisory Vote on Executive Compensation

In 2011, our board adopted the recommendation of our shareholders to hold annual shareholder advisory votes on our executive compensation program, consistent with the outcome of the shareholder vote on the frequency of such votes at the 2011 annual meeting of shareholders. At our 2015 annual meeting of shareholders, we held our annual shareholder advisory vote on the compensation of our named executive officers, or “say-on-pay” vote, as required by Section 14A of the Exchange Act. At the meeting, 97% of the shareholder votes cast were in favor of our say-on-pay proposal.

In advance of the say-on-pay vote, our management extended invitations to discuss our 2015 proxy statement, including the compensation discussion and analysis and our executive compensation program, to each of our twenty-five largest investors at that time (ranked by percentage owned of shares outstanding) to solicit their feedback and answer their questions. We have proactively extended this invitation to our largest investors in each of the past five years, and plan to continue to do so in the future.

Neither management nor the committee received feedback from our investors suggesting specific changes to our executive compensation program during fiscal 2015. The committee also observed that 97% of the shareholder votes cast on the say-on-pay proposal at our 2015 annual meeting of shareholders were in support of our executive compensation program. Accordingly, the committee did not implement material changes to the executive compensation program in fiscal year 2015 in response to the shareholder say-on-pay vote. The committee will continue to carefully consider feedback from shareholders and we will continue to proactively solicit feedback from investors. The committee also annually engages its independent compensation consultant to present an overview of executive compensation trends that may be important to investors. The committee’s consideration of feedback from shareholders, along with market information and analysis provided by the independent compensation consultant, have influenced a number of changes to our executive compensation program over the past several years. These changes include the elimination from employment agreements with newly hired and newly promoted executive officers of both single-trigger equity vesting following a change of control and Section 280G tax gross-up payments and increases to our executive stock ownership guidelines. The committee will also continue to design our executive compensation program guided by our executive compensation philosophy and core principles as described below.

Oversight of the Executive Compensation Program

The compensation and benefits committee directs the design and oversees the operation of our executive compensation program. A description of the committee’s structure, roles and responsibilities can be found above under the heading “Board of Directors Meetings and Committees.”

The compensation and benefits committee has the authority under its charter to directly retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The committee has retained an independent compensation consultant (“the compensation consultant”) who provides data and analyses that serve as the basis for setting executive officer and director compensation levels, and advises the committee on compensation decisions. The compensation consultant also advises the committee on the structure of executive officer and director compensation programs, including the design of incentive plans, the forms and mix of compensation, regulatory requirements and other topics relevant to executive and board compensation. During fiscal year 2015, the committee retained Frederic W. Cook & Co., Inc., or F.W. Cook, as its compensation consultant.

In connection with its engagement of F.W. Cook, the committee reviewed the independence of F.W. Cook as a compensation consultant pursuant to SEC rules and concluded that no conflict of interest existed that would affect F.W. Cook’s independence. F.W. Cook does not provide services to our management. F.W. Cook provided compensation consulting and analyses that were considered in the committee’s decisions regarding executive compensation during fiscal year 2015 and fiscal year 2016.

The committee has adopted protocols governing if and when its compensation consultant’s advice and recommendations to the committee can be shared with management, recognizing that, in advising the committee, it is necessary for the compensation consultant to interact with management to gather information. The committee also determines the appropriate forum for receiving recommendations from its compensation consultant. Where appropriate, the committee invites management to provide context for the recommendations. In other cases, the committee receives the compensation consultant’s recommendations in executive session where management is not present. The committee also engages directly with its compensation consultant between meetings, as deemed necessary by the committee. This approach further protects the committee’s ability to receive objective advice from the compensation consultant and establishes a forum for independent decisions about executive pay.

The agenda for meetings of the compensation and benefits committee is proposed by the Chair of the committee with assistance from our Senior Vice President, Human Resources. Agenda topics are also proposed by committee members. At the invitation of the Chair of the committee, compensation and benefits committee meetings held in fiscal year 2015 were regularly attended by our Chief Executive Officer, our Senior Vice President, Human Resources, our Senior Vice President, Administration, General Counsel and Secretary, as well as the committee’s compensation consultant. For part of each meeting, the committee meets in executive session without the Chief Executive Officer and other members of management present. The committee’s compensation consultant attends executive sessions as requested by the committee. The committee’s Chair regularly reports the committee’s recommendations and decisions on executive compensation to our board. Our Chief Executive Officer and other executive officers may be authorized by the committee to fulfill certain administrative duties regarding compensation and benefit programs.

Executive Compensation Philosophy and Core Principles: Overview

We apply the following compensation philosophy in structuring the compensation of our executive officers, including the named executive officers. We believe that pay should be performance-based, vary with the attainment of specific objectives, and be closely aligned with the interests of our shareholders. To implement this philosophy, the committee, working with management and the committee’s compensation consultant, has established core principles to guide the design and operation of our compensation program. We aim to:

•	provide market-competitive compensation to attract and retain executive talent with the capability to lead within a global company,

•	emphasize variable pay to align executive compensation with the achievement of results that drive PerkinElmer’s business strategy,

•	use equity-based incentive plans to tie a significant portion of compensation to PerkinElmer’s long-term results and align the executive’s financial interests with those of our shareholders,

•	deliver compensation in the aggregate that is commensurate with PerkinElmer’s results,

•	design executive compensation programs that are affordable for the Company, including their impact on earnings,

•	design executive incentive plans that do not promote inappropriate or excessive risk taking,

•	promote executive ownership of PerkinElmer stock to further align executives’ financial interests with shareholders’ interests and to facilitate an ownership culture among executives,

•	be flexible to respond to changing needs of the business,

•	consider shareholder feedback, and

•	be transparent so that both executives and other stakeholders understand the executive compensation program and the objectives it seeks to achieve.

Compensation Policies

Market Positioning.    The committee’s policy is to manage total target compensation (and each element) to the median of the competitive market over time. Through the range of opportunities provided in our short- and long-term incentive programs (each discussed more fully below), actual payments may exceed the median when our performance exceeds PerkinElmer’s targeted objectives, and may fall below the median when performance is below target. An individual named executive officer’s total compensation (or an element) in any given year may be set above or below median, depending on experience, tenure, performance and internal equity.

External Market Practices.    The committee annually reviews market compensation levels to determine whether total compensation for our executives remains in the targeted median pay range, and makes adjustments when appropriate. This assessment includes evaluation of base salary, and short- and long-term incentive opportunities against a peer group of industry companies with whom we compete for executive talent and in other business matters, supplemented with industry-specific aggregated survey data for companies of comparable size to PerkinElmer, as measured by annual revenues. In general, the committee gives primary consideration to the peer group information because the peer companies resemble us more closely than the survey participants in terms of size and industry. The committee assesses the data by reviewing compensation arrangements for positions with comparable complexity and scope of responsibility to the positions at PerkinElmer. In addition, the committee assesses rewards such as health benefits, retirement programs and perquisites relative to the market. The committee considers external market data as a general indication of competitive market pay levels, and does not maintain a policy that executive officer pay must conform to a specific level relative to the market data.

Working with its compensation consultant, the committee reviews its peer group each year to ensure that the peer companies selected remain appropriate for compensation and performance comparison purposes. Companies are selected based on industry and size, reflected by both revenue and market capitalization. The committee’s goal is to assemble a group of companies that represents our competitors for executive talent.

The peer companies used by the committee for pay comparisons and for evaluating relative performance leading to approval of 2015 and 2016 executive compensation are shown in the table below. In July 2015, based on an analysis prepared by its compensation consultant, the committee modified the group for use in the evaluation leading to approval of 2016 executive target compensation. FEI Company, IDEX Corporation and VWR Corporation were added to the peer group due to their similarity to PerkinElmer in size and industry. Two of the peer companies, Sigma Aldrich Corporation and Pall Corporation, were acquired during fiscal 2015, however, compensation and company performance information for both companies were available for review of 2016 executive compensation, which began in October 2015. As a result, Sigma Aldrich Corporation and Pall Corporation were retained in the peer group for the review of 2016 executive compensation but will not be included in the peer group for evaluation of executive compensation in future years.

Company Name	Peer Group Used for Evaluation of 2015 NEO Compensation	Peer Group Used for Evaluation of 2016 NEO Compensation
Agilent Technologies, Inc.	X	X
Alere, Inc.	X	X
Bio-Rad Laboratories, Inc.	X	X
Bruker Corporation	X	X
FEI Company		X
C.R. Bard, Inc.	X	X
Hologic, Inc.	X	X
IDEX Corporation		X
Pall Corporation	X	X
Roper Industries, Inc.	X	X
Sigma Aldrich Corporation	X	X
Thermo Fisher Scientific Inc.	X	X
Varian Medical Systems, Inc.	X	X
VWR Corporation		X
Waters Corporation	X	X

Other Factors Influencing Compensation.    When making compensation decisions, the committee takes many other factors into account, including the individual’s performance against individual goals (particularly over the past year), the individual’s expected future contributions to PerkinElmer’s success, the financial and operational results of our business units and PerkinElmer as a whole, the individual’s historical compensation and any retention concerns, and the Chief Executive Officer’s recommendations (in the case of named executive officers other than the Chief Executive Officer). In looking at historical compensation, the committee looks at the progression of salary increases over time, and also looks at the unvested and vested value of outstanding equity awards. The committee uses the same factors in evaluating the Chief Executive Officer’s performance and compensation that it uses for the other named executive officers.

Role of Chief Executive Officer.    The Chief Executive Officer regularly attends a portion of each committee meeting. He provides the committee with his assessment of the performance of the other named executive officers and his perspective on the factors described above used to develop his recommendations for compensation. The committee discusses each named executive officer and the Chief Executive Officer’s recommendations in detail, including how the recommendations compare against the external market data, and how the compensation levels of the executives compare to each other and to the Chief Executive Officer’s. The committee approves or modifies the Chief Executive Officer’s recommendations. Mr. Friel provided recommendations to the committee regarding 2015 executive compensation. The Chief Executive Officer does not make recommendations to the committee, or participate in committee decision-making, regarding his own compensation.

At the end of the fiscal year, our Chief Executive Officer’s annual performance is evaluated by our full board against both his financial and non-financial goals, which are approved by the committee early in the fiscal year. In addition, he provides an assessment of his performance relative to the goals. The committee discusses the Chief Executive Officer’s assessment as well as the committee members’ and all other board members’ assessments of his performance in executive session. The Chief Executive Officer is not present during the executive session discussion of his performance. Working with its compensation consultant, the committee determines and approves the Chief Executive Officer’s base salary, short-term incentive plan target and payment under the PIP (consistent with the terms of the plan described below), and long-term incentive program targets and awards (consistent with the terms of the plan described below). The committee’s approval is then presented to the independent directors for ratification in executive session.

Pay Mix.    In accordance with our pay-for-performance compensation philosophy and because the named executive officers are in a position to directly influence the overall performance of the Company, they have a significant portion of their target compensation at risk through short- and long-term incentive programs. Not including the cost of benefits, in 2015, our Chief Executive Officer had 86% of his target compensation at risk, and on average our other named executive officers had 74% of their target compensation at risk (that is, subject to either performance requirements and/or service requirements). Additionally, to align executive officer compensation with long-term corporate success, a significant percentage of the named executive officers’ target compensation opportunity is delivered in the form of long-term incentive compensation through our LTIP. In 2015, 72% of our Chief Executive Officer’s total target compensation opportunity and 55% of the other named executive officers’ total target compensation opportunity on average were delivered through long-term incentive compensation based on the fair market value on the date of grant. Also, to align the interests of executive officers with shareholders and to support an ownership culture, two-thirds of the named executive officers’, including the Chief Executive Officer’s, target long-term incentive compensation opportunity was provided using equity-based vehicles (stock options and restricted stock).

2015 Target Total Compensation

The committee has determined that our Chief Executive Officer should have a higher percentage of his total target compensation delivered in the form of performance-based incentives than the other named executive officers due to his impact on and higher accountability for Company performance. Market and peer company information presented to the committee as part of the annual executive compensation program review supports that this is a competitive practice.

We expect to continue to deliver the majority of our target executive compensation through performance-based incentive programs, although the committee reserves the right to vary the pay mix by individual. The pay mix may also change annually, based on the committee’s evaluation of competitive external market practices and its determination of how to best align our executive incentive compensation programs with achievement of our business goals.

Pay for Results.    We have a strong culture of paying for results. This is evidenced by the significant percentage of our executive compensation package tied to short- or long-term performance. In evaluating results against performance metrics and associated achievement, the committee looked primarily at overall corporate financial metrics as an indicator of business performance. For 2015, the primary metrics were revenue growth (both organic and total revenue growth), adjusted operating margin expansion, adjusted earnings per share and free cash flow. The committee selected these metrics to capture the most important aspects of financial performance in the form of revenue growth, profitability and cash generation. Revenue growth is a reflection of the growth of our core businesses and expansion through acquisitions. Profitability and strong cash flow provide us with the means to invest in both product and service innovation as well as business development opportunities that fuel revenue growth. We believe that the combination of strong top- and bottom-line financial performance and a solid balance sheet create shareholder value growth that is sustainable over the long term. In establishing performance objectives, the committee also reviews the performance of our industry peer group, referring to companies which are the best comparators for each of our businesses, and setting performance goals within the context of our strategic business plan. More information about the performance metrics and the goals for our short- and long-term incentive programs is provided below.

Components of the Executive Officer Compensation Program

For 2015, our executive officer compensation program consisted of base salary, our long-term incentive program or LTIP (comprising stock options, performance units and restricted stock), our short-term incentive program, and benefits and other perquisites. The table below describes how these elements of compensation link to our compensation philosophy core principles:

Core Principles	Base Salary	Long-Term Incentive Program (LTIP)	Short-Term Incentive Program (PIP Bonus)	Other Benefits and Perquisites
Attract and retain executive talent	X	X	X	X
Variable pay aligns compensation with the achievement of results		X	X
Equity-based incentive plans tie compensation to long-term results		X
Deliver compensation commensurate with PerkinElmer’s results		X	X
Affordability	X	X	X	X
Aligned with market	X	X	X	X
Executive incentive plans that do not promote inappropriate or excessive risk taking		X	X
Promote executive ownership of PerkinElmer stock		X
Programs that respond to changing needs of the business		X	X
Transparency	X	X	X	X

In 2015, the committee reviewed all compensation, benefits and perquisites provided to the named executive officers. The specific rationale, design, reward process, and related information for each element are outlined below.

Base Salary

Base salary levels for executive officers are determined based on the committee’s evaluation of the executive’s position, experience and performance, and competitive external market data (which includes peer group information as described under “Compensation Policies—External Market Practices” above). Generally, the committee refers to the median of the relevant competitive market for the position as part of the base salary evaluation, but any individual named executive officer may have a base salary above or below the median of the market. The committee’s philosophy is that base salaries should meet the objective of attracting and retaining the executive talent needed to run a complex business. In determining individual base salaries, the committee places specific emphasis on the scope and impact of the executive officer’s role in the organization, particularly if the executive has assumed more significant responsibilities or has been promoted to a new position. The committee also considers the value the executive has delivered and is expected to continue to deliver to the organization through performance of his or her job responsibilities and the achievement of individual performance goals. The committee evaluates external market data for each position and internal pay equity, as well.

Base salary adjustments can affect the value of other compensation and benefit elements. As the value of the short-term incentive award is expressed as a multiple of base salary, a higher base salary will result in a higher short-term incentive award, assuming the same level of achievement against goals. Additionally, as the committee establishes target total long-term incentive award opportunities for each of the named executive officers expressed as a percentage of base salary, a higher base salary will result in a higher long-term incentive target award opportunity. Certain benefits and programs, such as life insurance and severance, are also based on a multiple of base salary.

The salaries paid to our named executive officers in 2015 are shown in the Summary Compensation Table that follows this report. Working with F.W. Cook in late 2014 and early 2015, the committee reviewed the total target compensation package for each officer in order to determine and approve the target compensation package for each officer for 2015. The analysis included a review of market peer company and survey data for comparable positions as well as consideration of the individual factors noted above. The F.W. Cook analysis presented to the committee in late 2014 that the committee used to evaluate total target compensation for 2015 reported that base salaries for our executive officers in 2014 were generally competitive with market levels in aggregate. On an individual level, the base salaries paid to each of Messrs. Friel, Wilson, and Goldberg in 2014 were positioned within 10 percentage points above or below the 50th percentile for their respective job matches at the peer companies. The base salaries paid to Messrs. Corbett and DiVincenzo were positioned below the 25th percentile for their respective job matches at peer companies. Compensation for each executive officer was also reviewed in light of internal equity, the scope and impact of the position to the Company, and the performance of each individual in his respective role.

Based on the factors described above, including performance and the analysis of market information presented by F.W. Cook in October 2014, the committee approved base salary increases to our named executive officers effective April 13, 2015 as follows: Mr. Friel’s base salary increased 2.0% to $1,035,300; Mr. Wilson’s base salary increased 3% to $515,000; Mr. Goldberg’s base salary increased 6% to $440,000; Mr. Corbett’s base salary increased 10% to $440,000; and Mr. DiVincenzo’s base salary increased 10% to $440,000.

Long-Term Incentive Program (LTIP)

The committee uses long-term incentive awards to focus our executive officers on long-term performance and to align the executive officers’ financial interests with those of our shareholders. Our long-term incentive program for executive officers, referred to as LTIP, comprises stock options, restricted stock and cash-based performance units. For the named executive officers participating in LTIP in 2015, approximately one-third of the long-term incentive opportunity was provided in the form of non-qualified stock options, approximately one-third in restricted stock, and approximately one-third in the form of cash-based performance units. The committee believes this approach to long-term incentive compensation builds upon its pay-for-performance philosophy and provides a balanced focus on stock price appreciation and the achievement of financial metrics that are drivers of long-term shareholder value creation.

In structuring LTIP, the committee believes it is important to retain stock options as a significant element of the program to continue to capture the motivational benefits of rewarding executives for appreciation in our stock price over the course of multiple years. The restricted share element of LTIP also provides motivation and reward for stock price appreciation and supports retention through a three-year cliff vesting schedule. The cash-based performance unit portion of LTIP further aligns the long-term incentive program with important drivers of long-term shareholder value, as payments are based on achievement of key financial performance goals during the three-year period.

LTIP targets and grant components

Long-term incentive awards are granted annually. For 2015, the committee established target total long-term incentive award opportunities for each of the named executive officers based on the executive’s position, experience, performance and market competitive long-term incentive levels (with median award values from our 2015 compensation evaluation peer group used as the reference point). These targets were expressed as a percentage of each named executive officer’s base salary, and ranged from two- to five-times annual base salary. In all cases, 2015 target opportunity values were set at levels the committee believed would compensate the executives for future achievement of our long-term financial goals and stock price appreciation in a manner commensurate with the executives’ duties and contributions.

The committee utilized peer and survey data presented by F.W. Cook in October 2014 as a reference point for setting target award opportunities for our named executive officers in 2015. The committee approved an LTIP target opportunity of 500% of base salary for Mr. Friel, which approximated the 33rd percentile for other Chief Executive Officer positions in the peer group and represented no change from his target opportunity for 2014. The 2014 LTIP opportunities for the other named executive officers ranged from 200% to 225% of base salary, which fell between the 25th percentile and median LTIP target opportunities for comparable positions in the peer group (approximately 190% to 315% of base salary). Based on their review of the F.W. Cook analysis, internal equity, and the scope and impact of their roles, the committee approved 2015 LTIP target opportunities as a multiple of base salary for the remaining named executive officers as follows, which were unchanged from 2014: Mr. Wilson: 225%; Mr. Goldberg: 200%; Mr. Corbett: 200%; Mr. DiVincenzo: 200%.

Descriptions of the three components of LTIP are as follows:

Stock Options:    The number of option shares to be granted to an LTIP participant is determined by dividing the award value associated with stock options by the Black-Scholes value of the option. Stock options are issued with an exercise price at fair market value on the date of grant to ensure executives will receive a benefit only when the stock price increases. For more information about our equity grant practices, please see “Additional Compensation Policies—Equity Award Granting Practices” below. Stock options granted under LTIP vest one-third on the first anniversary of grant, one-third on the second anniversary of grant, and the remaining one-third on the third anniversary of grant. The options expire in seven years, or earlier in the case of termination of employment. Retaining key talent is an important objective for the committee in establishing the vesting schedule. We believe the three-year vesting schedule appropriately balances the retention aspect of stock options and timing of the potential value delivery to the individual. Our employment agreements with some of our named executive officers provide for acceleration of vesting in certain situations, such as upon a change in control of PerkinElmer (please see “Potential Payments upon Termination or Change in Control,” below).

Restricted Stock:    The number of shares of restricted stock to be granted to an LTIP participant is determined by dividing the award value associated with restricted stock by the closing stock price on the date of grant. Restricted shares granted under LTIP vest 100% on the third anniversary of the date of grant. The committee grants restricted shares with a time-based vesting schedule to enhance the retention value of LTIP, and to provide motivation to drive stock price growth. If the officer voluntarily terminates employment before the vesting date, the shares are forfeited. Our employment agreements with some of our named executive officers provide for acceleration of vesting of all restricted shares held by such officers in certain situations, such as upon a change in control of PerkinElmer (please see “Potential Payments upon Termination or Change in Control,” below).

Performance Units:    The number of performance units to be granted to an LTIP participant is determined by dividing the award value associated with performance units by the closing stock price on the date of grant. The performance unit program provides cash award opportunities based on sustained operational excellence. The cash award is paid at the end of the three-year performance period based on the achievement of financial measures and reflects stock price growth.

The units earned under the award are determined by multiplying the number of units granted to an officer by a performance factor, ranging from 0% to 200%, determined by performance of the Company against pre-established financial goals. Awards are paid in cash and are determined by multiplying the number of units earned by PerkinElmer’s stock price at the end of the three-year period.

In order for the performance units to vest, the Company must achieve aggressive financial goals approved by the committee at the end of the three-year performance period. The committee assigns minimum, target and maximum goals for each performance factor. If the minimum goal is not met, no payment will be made for that performance factor. Performance goals are set based on our extended business projections and provide an incentive for strong and competitive revenue and earnings growth. Evaluation of achievement against goals, and any resulting payment for performance units granted, is conducted at the end of the three-year performance period. Goal measurement may be adjusted for certain events including acquisitions, divestitures, currency fluctuations, and other non-recurring events as approved by the committee. The performance units are forfeited if the participant terminates employment, unless the termination is due to death or disability, in which case a prorated portion of the target award would be paid. In the event of a change in control, the target award amount would be paid.

Over the past three years, performance unit goal achievement has ranged from 47.5% to 63% of target. This range of achievement reflects the setting of aggressive long-term performance targets.

LTIP Structure:    The committee grants LTIP awards to our executive officers annually, with each LTIP cycle spanning a three-year period. As a result, we have three active LTIP cycles during each fiscal year. The chart below summarizes the structure of our 2013, 2014 and 2015 LTIP grants, which were outstanding during fiscal year 2015.

2013, 2014 and 2015 LTIP Structure

Plan Component	Vesting	Description
Stock Options	Time-based	Vest 1/3rd annually on anniversary of grant date
Restricted Shares	Time-based	Vest 100% on the third anniversary of grant date
Performance Units	Performance-based	Cash payment at the end of the three-year LTIP cycle based on financial goal achievement (revenue and profitability) and closing stock price

LTIP performance in fiscal year 2015

2013 LTIP: In January 2013, the committee approved the 2013 LTIP. The committee approved performance targets for the performance units for the entire three-year performance period at grant. The performance units were to vest based on performance against organic revenue growth (50% weighting) and adjusted operating margin expansion (50% weighting) goals. The committee determined that giving these metrics equal weighting provided an appropriate balance between long-term top-line revenue growth and profitability.

Performance against the financial goals set for the performance units granted under the 2013 LTIP was evaluated at the end of fiscal year 2015. On a constant currency basis, cumulative adjusted operating margin expansion of 230 basis points was above the target goal of 200 basis points, resulting in performance achievement of 126%. Three-year average organic revenue growth of 3.2% fell below the minimum goal of 3.5% and resulted in performance achievement of 0%. The achievement percentages were weighted 50% each and resulted in overall achievement of 63%. The committee approved vesting of the 2013 LTIP performance units at the 63% performance level that was achieved.

2013 LTIP Performance Unit Goals and Achievement

		Goals (Achievement % )
Metric	Weighting	Minimum (50%)	Target (100%)	Maximum (200%)	Result	Achievement %
Adjusted Operating Margin Expansion*	50%	100 bps	200 bps	300 bps	230 bps	126%
Organic Revenue Growth**	50%	3.5%	5%	6.5%	3.2%	0%

				Overall Achievement:		63%

*	Cumulative basis point improvement in adjusted operating margin over the three-year performance period
**	Simple average annual organic revenue growth over the three-year performance period

We believe sustained performance against revenue and profitability goals will create value for our shareholders over the long term. From the date of the 2013 LTIP grant, our stock price increased 57% to a closing price of $53.57 at the end of calendar year 2015. The committee determined that the performance unit vesting and payments were aligned with financial performance during the three-year 2013 LTIP performance period.

The achievement described above resulted in vesting of performance units under the 2013 LTIP as follows:

2013 LTIP: Performance Unit Payment

Named Executive Officer	Number of Performance Units Granted	Achievement Against Financial Goals	Number of Units Earned	Year-End 2015 Stock Price	Total Performance Unit Payment
Robert F. Friel	48,199	63%	30,365	$53.57	$1,626,653
Frank A. Wilson	9,297	63%	5,857	$53.57	$313,759
Joel S. Goldberg	7,829	63%	4,932	$53.57	$264,207
James Corbett	5,065	63%	3,191	$53.57	$170,942

The vested units were multiplied by the $53.57 period-end stock price and the resulting cash payment was made to our named executive officers in early 2016. Mr. DiVincenzo did not participate in the 2013 LTIP because the grant preceded his employment with the Company.

2014 and 2015 LTIP:    In January 2014 the committee approved the 2014 LTIP and in January 2015 the committee approved the 2015 LTIP. For both the 2014 and 2015 LTIP the committee approved performance targets for the performance units for the entire three-year performance period at grant.

For both the 2014 LTIP and the 2015 LTIP, the performance units will vest based on performance against total revenue growth (50% weighting) and adjusted earnings per share growth (50% weighting) goals, both on a constant currency basis. The change to total revenue growth and adjusted earnings per share growth goals reflects our focus on profitable growth through expansion of our existing businesses, new partnerships and acquisitions. Performance against the financial goals set for the performance units granted under the 2014 LTIP will be evaluated at the end of fiscal year 2016. Performance against the financial goals set for the performance units granted under the 2015 LTIP will be evaluated at the end of fiscal year 2017. The committee approved grants under the 2015 LTIP for all of our named executive officers as reported in the “2015 Grants of Plan-Based Awards” table of this proxy statement.

2016 LTIP

In February 2016, the committee approved the 2016 LTIP which is similar in structure to the 2015 LTIP, comprising stock options with three-year annual vesting, restricted shares which vest 100% at the end of three years, and performance units which vest based on performance against three-year financial goals. The committee approved total revenue growth (40% weighting), adjusted gross margin growth (40% weighting), and relative total shareholder return (20% weighting) goals for the 2016 LTIP performance unit program. The total revenue and adjusted gross margin growth goals reflect our continued focus on long-term profitable growth. The relative total shareholder return performance metric is designed to reward the creation of shareholder value as measured by stock price performance relative to an industry index.

Short-Term Incentive Program

The Performance Incentive Plan, or PIP, is our short-term incentive program and is a core component of our pay-for-performance executive compensation program.

The program components include the award opportunity (expressed as a percentage of base salary), the performance measures (such as adjusted earnings per share) and their weightings, and the performance goals (such as a particular earnings target).

Award opportunities

The committee establishes the target award opportunity for each named executive officer based on competitive market analysis (target PIP opportunities are generally positioned at the median of the competitive market), the desired emphasis on pay at risk (more pay at risk for more senior executives) and internal equity (comparably positioned executives should have comparable award opportunities). Positioning target PIP opportunities generally at the market median underscores the committee’s compensation strategy that compensation levels should approximate market median levels when performance meets target expectations, and that pay should exceed median levels only when performance exceeds PerkinElmer’s targeted objectives. The 2015 target PIP award opportunity for each named executive officer was as follows:

Named Executive Officer	Annual PIP Target Award Opportunity Expressed as % of Base Salary
Robert F. Friel	100%
Frank A. Wilson	70%
Joel S. Goldberg	70%
James Corbett	70%
Jonathan P. DiVincenzo	70%

Performance measures, weightings and goals

In 2015, the committee approved a single PIP performance period for our named executive officers for the full fiscal year. This represented a change from prior fiscal years for which goals were established and achievement was approved for two performance periods during each fiscal year. The change to the full fiscal year performance period was approved to further align the PIP performance period with the period covered by our annual operating plan.

Annual PIP bonus awards are granted under our 2009 Incentive Plan, which was approved by shareholders at our 2009 annual meeting of shareholders and reapproved by shareholders at our 2014 annual meeting of shareholders. Granting PIP bonus awards under the 2009 Incentive Plan is intended to preserve the tax deductibility of the PIP bonuses that may be earned by our executive officers (“the 162(m) arrangement”). The committee approves an overall company performance goal for the applicable fiscal year, the satisfaction of which authorizes payments under the PIP of up to a maximum amount specified by the committee. If the company performance goal is not satisfied, no payments under the PIP for the fiscal year are permitted. If the company performance goal is satisfied, payment under the PIP of up to the maximum amount may be authorized, however, the committee retains the right to exercise downward discretion to reduce the amounts of the payments ultimately made under the PIP.

In connection with approving the overall company performance goal for the applicable fiscal year, the committee also approves supplemental financial and strategic goals for the year. If the overall company performance goal for the year is satisfied, the committee evaluates performance against the supplemental financial and strategic goals in determining the degree of downward discretion to exercise with respect to the PIP bonus payments ultimately made to each named executive officer. The PIP imposes no limits on the level of downward discretion the committee may apply.

At the committee meeting held in January 2015, the committee approved achievement of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) of $200 million as the overall company performance goal under the 162(m) arrangement that must be achieved in order for any PIP payment to be made to our executive officers for fiscal 2015. Adjusted EBITDA is defined as EBITDA adjusted for the impact of items related to acquisitions, business repositioning, mark to market on post-retirement benefits, stock-based compensation, and other certain items. The committee selected adjusted EBITDA as the performance goal because it is a key measure of profitability. Upon achievement of the adjusted EBITDA goal, the PIP bonus achievement may be funded up to 250% of target, which is the maximum PIP bonus award payable under the PIP.

Fiscal 2015 adjusted EBITDA performance of $447 million exceeded the $200 million adjusted EBITDA goal approved by the committee. The committee applied negative discretion to the PIP bonuses approved for each of our named executive officers, lowering the awards to amounts commensurate with performance against the supplemental financial and strategic goals as described below.

At the committee meeting held in January 2015, the committee also established the supplemental PIP financial and strategic performance goals for fiscal 2015. The performance goals were based on the fiscal 2015 operating plan, budget and strategic plan reviewed by our board of directors.

The supplemental performance metrics and weightings for the fiscal 2015 PIP were as follows:

	2015 PIP Metrics and Weightings
	Adjusted EPS	Free Cash Flow
For All Named Executive Officers:	50%	50%

All of our named executive officers were assigned the same financial performance metrics and weighting in recognition of their shared responsibility for overall corporate financial results. For officers leading a strategic business element, the committee may adjust the officer’s individual PIP payment to reflect the financial performance of that strategic business element. The inclusion of adjusted EPS was designed to focus our management team on both growing revenue and operating a profitable business, which are critical to creating shareholder value. Free cash flow enables the pursuit of opportunities that enhance shareholder value such as investments in innovation and strategic business development, and is an indicator of how efficiently we manage our assets and capital. Performance against goals may be adjusted for certain events including acquisitions, divestitures, currency exchange, and other non-recurring events during the performance period as approved by the committee. The definition of allowable adjustments is approved by the committee at the time the goals are set.

In an effort to ensure the integrity of these goals and minimize the risk of unanticipated outcomes, each financial goal has a performance range built around it, with a commensurate increase or decrease in the associated award opportunity. The range of performance goals and associated award opportunities under the program is expressed in the form of a “minimum”, “target” and “maximum”. If results fall below the minimum goal, the short-term incentive amount associated with that goal is not paid. If results exceed pre-established maximum goals, the cash award payout associated with financial performance is capped at the maximum award opportunity. The committee believes that a maximum cap reduces the likelihood of windfalls and makes the maximum cost of the plan predictable. For 2015, achievement of the “minimum” level of performance for each financial metric would result in achievement of 50% of the target award associated with that financial metric, and achievement of the “maximum” level of performance would result in achievement of 200% of the target award associated with that financial metric.

The range of performance goals for each financial metric is set primarily based on our annual operating plan and our business expectations for the year. External performance expectations are also considered. The goals for “minimum” level payments are set to reasonable performance levels and result in only partial bonus payment. “Target” awards reflect our business plan goals for the period. “Maximum” awards are paid based on aggressive goals which can be attained only when business results are exceptional.

At the January 2015 meeting, the committee also established strategic goals in the areas of advancing our mission, focusing on customers and driving innovation, the achievement of which would also be considered in the determination of fiscal 2015 PIP bonuses paid to executive officers.

2015 short-term incentive payments

Performance against supplemental PIP goals.    We demonstrated solid performance against our financial goals in fiscal year 2015. Strong profitability and cash flow performance in fiscal 2015 resulted in above-target achievement against the PIP financial goals.

The adjusted EPS target goal for the 2015 PIP bonus was $2.76, in alignment with our annual operating plan, and represented 12% growth over actual adjusted EPS for the prior year. The actual adjusted EPS result for 2015 was $2.80 (adjusted by allowable items as approved by the committee, including currency fluctuation) and resulted in 129% achievement. Free cash flow achieved for 2015 (adjusted by allowable items as approved by the committee, including currency fluctuation) was $316 million against a target goal of $300 million, which corresponded to 153% achievement. The performance against each goal was weighted 50%, resulting in overall achievement against the 2015 PIP financial goals of 141%.

2015 Supplemental PIP Goals and Achievement

Metric	Weighting	Target Goal (100%)	Result	Achievement%
Adjusted EPS	50%	$2.76	$2.80	129%
Free Cash Flow	50%	$300M	$316M	153%

	Overall Achievement:			141%

The committee also evaluated the contribution of each named executive officer toward achievement against the strategic goals in determining their individual 2015 PIP bonus awards. During 2015, we advanced our mission to improve the health and safety of people and the environment and positioned ourselves for future growth by expanding our product offering, investing in innovation, and enhancing our organizational responsiveness to the needs of our customers. Key achievements included:

•	We successfully completed the integration of Perten Instruments and continued to add new technologies to our portfolio through targeted acquisitions;

•	We continued our investment in innovation through expansion of our innovation lab, a focus on R&D hiring, and we held our first Innovation Summit;

•

A number of our products received industry recognition during 2015, including our Solaris™ Open Air Fluorescence Imaging system, which received the R&D 100 Market Disruptor Silver Award, and our Phenoptics™ platform was recognized by The Scientist as one of its “Top 10 Innovations of 2015”;

•	Our Life Sciences Solutions business element, newly formed in 2015, positioned our organization to be even more responsive to the needs of our customers in the life sciences industry; and

•

New products and services we launched in 2015 helped our customers transform data into informed decisions that accelerate insights to better protect our environment, our food supply and the health of families around the world.

Based on its evaluation of achievement against the supplemental financial and strategic goals, the committee approved a 2015 PIP bonus payment to Mr. Friel of $1,709,773. The committee approved 2015 PIP bonus payments to our other named executive officers as follows: Mr. Wilson: $546,428; Mr. Goldberg: $499,422; Mr. Corbett: $406,560; and Mr. DiVincenzo: $277,816. These payments ranged from 90% to 165% of each officer’s target PIP bonus.

Over the past five years, individual executive officers have received PIP payments below the targeted payment level in six PIP performance periods. The average of the PIP payments made to our executive officers over the past five years is 113% of target, reflecting our strong compounded adjusted EPS growth over this time period. Individual payments ranged from a low of 27% to a high of 187% of target.

The short-term incentive payments to our named executive officers for 2015 are shown in the Summary Compensation Table that follows this report.

Other Benefits and Perquisites

In addition to base salary, short- and long-term incentive awards, our executive officers also participate in certain employee benefit programs. These benefit programs are designed to be competitive with market practices and to attract and retain the executive talent we need.

Retirement and Deferred Compensation Programs

Qualified 401(k) Plan and 401(k) Excess Benefit

All of our U.S. employees, including the named executive officers, are eligible to participate in our tax-qualified Section 401(k) plan which includes Company matching contributions.

Certain officers, including Messrs. Friel, Wilson and Goldberg are eligible to receive a 401(k) Excess benefit. It is designed to provide only the benefit that the executive would have accrued under our tax-qualified plan if the IRS Code limits had not applied. It does not further enhance those benefits. Mr. Corbett and Mr. DiVincenzo were not eligible to receive a 401(k) Excess benefit in 2015. The matching contributions for our 401(k) plan and contributions made under our 401(k) Excess benefit are included in the “All Other Compensation” column of the Summary Compensation Table and, in the case of the 401(k) Excess benefit, the Non-Qualified Deferred Compensation Plan Table (which also includes each named executive officer’s account balance as of the end of fiscal year 2015).

Deferred Compensation Plan

In December 2010, due to low participation and high administrative costs, the committee amended our non-qualified deferred compensation plan to eliminate deferral elections from participants for plan years beginning January 1, 2011 or later. Prior to the amendment, a select group of highly compensated management employees, including the named executive officers and our directors, was eligible to participate in the plan. The 2008 Deferred Compensation Plan allowed participants to defer certain types of compensation and designate notional investments in a selection of mutual funds or PerkinElmer stock. Company contributions of 401(k) Excess benefits will continue to be made to this plan for eligible participants. The plan does not provide for above-market returns. For more information about the Deferred Compensation Plan, please refer to “Non-Qualified Deferred Compensation Plan” following the 2015 Non-Qualified Deferred Compensation Plan Table, below.

Qualified Defined Benefit Plans

In October 2010, the committee approved an amendment that ceased all remaining future accruals in the qualified defined benefit plan effective January 31, 2011. On January 31, 2001, the plan was closed to new employees, and employees of our former Life Sciences business ceased future accruals as of the same date. Future accruals ceased for our corporate office and what was then our Analytical Instruments business as of March 15, 2003. Mr. Friel is entitled to the benefit he accrued prior to March 15, 2003, which is shown in the Pension Benefits table. Messrs. Wilson, Goldberg, Corbett and DiVincenzo joined PerkinElmer after the plan was closed to new entrants.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Plan, or SERP, provides additional benefits to eligible executives employed as of June 30, 2000, after which it was closed to new entrants. Mr. Friel is the sole active participant in the SERP. Messrs. Wilson, Goldberg, Corbett and DiVincenzo joined PerkinElmer after the plan was closed to new entrants, and therefore they are not eligible to accrue SERP benefits. Participants are eligible to receive the vested benefits they have accrued under the SERP upon retirement if they have completed five years of service and have reached 55 years of age while employed by PerkinElmer.

The change in the value of pension benefits in 2015 for Mr. Friel is described in footnote 6 to the Summary Compensation Table, and the full value of the SERP benefit at normal retirement age is shown in the Pension Benefits Table, below. In 2015, there was no amendment to the SERP or change in the method of benefit calculation.

Additional benefits and perquisites

We provide a limited number of personal benefits to eligible officers which we believe are competitive with overall market practices and which the committee has determined are appropriate to offer to attract and retain key executives. The committee periodically reviews external market data to determine the types and value levels of perquisites we should provide. The committee also determines eligibility for perquisites. Messrs. Friel, Wilson and Goldberg are eligible for all of the benefits described below. Mr. Corbett and Mr. DiVincenzo are eligible only for the executive physical benefit and the officer matching gift program.

•

Officer Matching Gift Program:    The PerkinElmer Foundation will make matching gifts to the qualified institutions of the officer’s choice up to an aggregate annual maximum of $50,000 per year for the Chief Executive Officer and $25,000 per year for other eligible officers. The program is provided in order to encourage our executives to support community and other not-for-profit organizations.

•

Automobile Allowance:    Eligible officers receive an automobile allowance which is paid through the bi-weekly payroll as regular taxable income. In 2015, our named executive officers received the following total car allowance payments: Mr. Friel: $25,000; Mr. Wilson: $17,498; and Mr. Goldberg: $17,498.

•

Financial Planning:    Eligible named executive officers are paid a financial planning allowance to assist them with financial and estate planning. The allowance is paid in a lump sum as regular taxable income. Mr. Friel received a financial planning allowance of $20,000 for 2015. Messrs. Wilson and Goldberg each received an annual financial planning allowance payment of $12,000 for 2015.

•	Executive Physical: Eligible officers may receive reimbursement for a full annual executive physical at the facility of their choice.

•

Executive Life and AD&D Insurance:    Eligible officers are covered by an executive life and accidental death and dismemberment insurance plan that pays a death benefit equal to four times the executive’s base salary. Officers eligible for executive life and AD&D coverage pay the associated tax on insurance premiums.

Employment Agreements and Severance/Change in Control Arrangements

All of our named executive officers have employment agreements. The committee believes these agreements benefit PerkinElmer by clarifying the terms of employment and ensuring that we are protected by non-compete, non-solicitation, and non-disclosure provisions. We also believe these agreements are necessary for us to attract and retain senior talent in a competitive market. Furthermore, the committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent will leave the organization before a transaction closes. These departures could reduce the value of the organization to a buyer or to the shareholders if a transaction fails to close.

The arrangements provide severance benefits to our named executive officers in the event of an involuntary termination not for “cause”, or voluntary termination following a change in control where the executive has “good reason”, as these terms are defined in the agreements. The benefits under the agreements are generally larger if the termination is associated with a change in control.

For Messrs. Friel, Wilson and Goldberg, all of whom were hired prior to certain changes approved by the committee that are described below, a tax gross-up is provided, if necessary, to make the executive whole for certain excise taxes imposed under the Internal Revenue Code. In addition, effective upon a change in control, 100% of the named executive officer’s stock options and restricted shares would vest, and any granted performance units would be paid at the target level.

Following an evaluation of market practices, the committee determined on February 25, 2010 that future employment agreements issued to newly promoted or newly hired officers will provide 100% equity vesting upon termination following a change in control if the officer’s employment is terminated within a specified period of time following the change in control. On July 30, 2010, the committee also determined that future employment agreements entered into with newly promoted or newly hired officers will not include a tax gross-up for excise taxes imposed under the Internal Revenue Code. Consistent with these decisions, the employment agreements issued to Mr. Corbett and Mr. DiVincenzo do not include a tax gross-up for excise taxes imposed under the Internal Review Code, and their equity will vest following a change in control only for a qualifying termination of employment within a specified period of time following the change in control.

The committee periodically reviews the benefits provided under the agreements to ensure they serve PerkinElmer’s interests in retaining key executives, are consistent with market practice, and are reasonable. Details of each named executive officer’s agreement, and the estimated payments that each named executive officer would receive under different termination circumstances, are set forth below in “Potential Payments upon Termination or Change in Control”.

Additional Compensation Policies

Stock Ownership Guidelines

The committee has determined that in order to further align management and shareholder interests, executive stock ownership should be significant relative to each executive officer’s base salary. Executives are expected to attain these ownership levels within four years after their election or appointment. Ownership level determination includes stock acquired through the open market, through the exercise of stock options after which the shares are held, and shares granted under restricted stock grants. Shares held in our 401(k) and our deferred compensation plans are also counted. Stock options are not counted toward the stock ownership level. Our stock ownership guidelines are expressed as the fair market value of the shares held as a multiple of annual base salary. The stock ownership guidelines for our executive officers (including our named executive officers) are as follows:

Officer Position	Stock Ownership Guidelines
Chief Executive Officer:	5 times annual base salary
Senior Vice President:	2 times annual base salary
Vice President:	1 times annual base salary

As of February 16, 2016, all of our actively employed named executive officers were in compliance with the stock ownership guidelines.

Securities Trading Policy

All trading in PerkinElmer securities by our named executive officers must be conducted under pre-established 10b5-1 trading plans. These 10b5-1 plans are subject to Company approval, can be entered into or amended only during open trading windows, impose a waiting period between adoption of a plan and initiation of trades, and have a maximum duration of one year. All trading in our securities by our directors requires pre-clearance from the office of our general counsel. Our Securities Trading Policy prohibits all employees, including our named executive officers, from engaging in “short” sales of our stock (unless the sale is part of a permitted “cashless” exercise of stock options) and from trading in any form of derivative security or instrument linked to our stock. The policy also prohibits pledging of PerkinElmer stock by our officers.

Clawback Policies

Our executive officer Performance Incentive Plan includes a recoupment provision applicable to all plan awards paid to executive officers for performance periods beginning on or after December 30, 2013. In the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under United States federal securities laws, the committee will have the right to recover all or a portion of the excess paid to the executive officer over the award payment that would have been paid to the executive officer under the accounting restatement. The recoupment provision applies to awards paid to current and former executive officers within the three-year period preceding the date on which we file an accounting restatement with the Securities and Exchange Commission. The committee, in its sole discretion, will make the determination whether to recover all or a portion of any excess award payment.

Officers, including our named executive officers, who are granted stock options under the LTIP, sign a Prohibited Activity Agreement. This agreement requires the officer to repay gains on stock options exercised within the last year of employment if the officer solicits, recruits or induces an employee or consultant of PerkinElmer to end his or her employment with us, or engages directly or indirectly with a competing business (as defined in the agreement) within two years after the officer’s termination date.

Equity Award Granting Practices

The following practices apply to all of our equity awards, including grants made under our LTIP. Our 2001 Incentive Plan and our 2005 Incentive Plan were each approved by shareholders (at our 2001 and 2005 annual meetings of shareholders, respectively). Our 2009 Incentive Plan was approved by shareholders at our 2009 annual meeting of shareholders, replacing our 2001 and 2005 Incentive Plans, and since that time has been the sole plan under which we grant equity awards. Our 2009 Incentive Plan was reapproved by shareholders at our April 22, 2014 annual meeting of shareholders, solely to allow awards granted under the plan to continue to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. No changes were made to the 2009 Incentive Plan and the number of shares approved for issuance under the plan was not increased.

These incentive plans provide for grants of stock options, restricted stock, stock appreciation rights, other stock unit awards, performance units, and cash performance awards. The plans give the committee the latitude to design cash and stock-based incentive programs that promote high performance and the achievement of corporate goals. Employees, including our named executive officers and non-employee directors, are eligible to receive awards under these plans. All grants to our named executive officers since the 2009 annual meeting of shareholders have been made under our 2009 Incentive Plan.

The committee evaluates annual equity grants to officers, including the named executive officers, at the first committee meeting of each year. The approved grants become effective and the exercise price is set on the first day of the open trading window following the release of full year earnings, which is the date of grant. Therefore, the annual grant takes place after the release of material information regarding our annual financial performance.

Equity grants to new hires are generally granted on the 15th day of the month following the employee’s date of hire. We primarily grant RSUs to employees below the officer level who receive equity awards. Stock options are awarded to a limited number of employees below the officer level.

The stock option exercise price is set at the average of the high and low prices on the date of grant. We believe this practice results in a grant price which more fairly represents the stock price over the course of the date of grant than the closing price on the date of grant, which could be arbitrarily high or low.

Our board administers all equity grants within the authority established within PerkinElmer’s shareholder-approved incentive plans and, as permitted under the plan, delegates authority to administer the plans to the committee. The committee establishes the terms and conditions of each award, including vesting and performance criteria, and the time period applicable to the award. The committee may delegate approval to grant equity awards to non-officers to our stock award grant committee of which Mr. Friel is the sole member. The stock award grant committee does not have the authority to issue equity grants to officers.

At the end of fiscal year 2015, we had 9.5 million shares reserved for future equity grants. We had 2.9 million outstanding options and unvested shares, which represents 2.57% of our common shares outstanding. Our total dilution including shares reserved for future grants and outstanding options and unvested shares was 11.1%. In 2015, we granted 0.8 million shares (including shares granted under options and stock grants) or 0.7% of our common shares outstanding. The committee annually reviews the potential dilutive effect of equity award programs from both a share and economic perspective as compared to industry peers. For fiscal year 2014, share dilution for our peer companies was 6.6% at the 25th percentile, 8.9% at median, and 12.5% at the 75th percentile (shares outstanding plus shares available for future grant, based on information from annual reports on Form 10-K for the fiscal year ended 2014).

Material Tax Implications of the Program

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s Chief Executive Officer and certain other highly compensated executive officers. Specified compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The committee generally seeks to structure compensation amounts and plans that meet the requirements for deductibility under this provision. Specifically, the committee has taken steps to qualify the stock option awards and performance unit awards, as well as the awards it makes under the PIP, as performance-based compensation for this purpose. In addition, our 2009 Incentive Plan was reapproved by shareholders at our April 22, 2014 annual meeting of shareholders, solely to allow awards granted under the plan to continue to qualify as performance-based compensation under Section 162(m). However, the committee considers it important to retain flexibility to design compensation programs that are in the best interests of PerkinElmer and our shareholders. To this end, the committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the committee believes that compensation is appropriate and in the best interests of PerkinElmer and our shareholders, after taking into consideration changing business conditions and performance of our employees. In addition, because of uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, the committee cannot ensure that compensation intended by the committee to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible. Specific to compensation reported in this proxy statement as paid for fiscal year 2015, the following elements do not meet the design requirements of Section 162(m): base salary and the restricted stock granted in 2013, 2014 and 2015.

Compensation Committee Report

The compensation and benefits committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation and benefits committee of the board of directors:

Patrick J. Sullivan, Chair

Vicki L. Sato, Ph.D

Kenton J. Sicchitano

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services to PerkinElmer for the 2015 fiscal year of (1) individuals who held the role of Chief Executive Officer during 2015, (2) individuals who held the role of Chief Financial Officer during 2015, and (3) the other three most highly compensated executive officers for 2015 who were serving as executive officers as of January 3, 2016.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)(4)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Robert F. Friel	2015	$1,029,054	$1,724,983	$1,725,027	$3,336,426	$574,768	$113,898	$8,504,156
Chairman and Chief Executive Officer	2014	$1,005,769	$1,691,666	$1,691,321	$2,654,501	$1,776,780	$114,033	$8,934,070
	2013	$978,269	$1,641,658	$1,641,936	$2,139,014	—	$111,114	$6,511,991

Frank A. Wilson	2015	$510,385	$386,254	$386,261	$860,187	—	$64,531	$2,207,618
Senior Vice President and Chief Financial Officer	2014	$492,308	$375,021	$374,923	$725,071	—	$65,525	$2,032,848
	2013	$469,615	$316,656	$316,718	$545,446	—	$60,093	$1,708,528

Joel S. Goldberg	2015	$432,308	$293,343	$293,342	$763,629	—	$61,097	$1,843,719
Senior Vice President, Administration, General Counsel and Secretary	2014	$410,385	$276,661	$276,612	$640,820	—	$60,412	$1,664,890
	2013	$394,615	$266,656	$266,712	$457,324	—	$57,850	$1,443,157

James Corbett	2015	$427,692	$293,343	$293,342	$577,502	—	$13,983	$1,605,862
Senior Vice President and President, Human Health	2014	$383,077	$266,679	$266,617	$443,941	—	$17,044	$1,377,358
	2013	$340,962	$172,514	$172,531	$312,607	—	$18,305	$1,016,919

Jonathan P. DiVincenzo	2015	$427,692	$293,343	$293,342	$277,816	—	$16,740	$1,308,933
Senior Vice President and President, Environmental Health	2014	$400,000	$266,679	$266,617	$294,600	—	$18,350	$1,246,246

NOTES

(1)	This column represents base salary amounts earned in fiscal years 2013, 2014 and 2015, respectively.

(2)	Ignoring the impact of the forfeiture rate, these amounts represent the aggregate grant date fair value of awards of options and shares granted to each named executive officer in fiscal year 2015. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 18 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended January 3, 2016.

(3)	The value shown in this column for 2015 reflects the aggregate grant date fair value of restricted shares granted in 2015. On January 22, 2015, the committee approved grants under the 2015 LTIP to Messrs. Friel, Wilson, Goldberg, Corbett, and DiVincenzo. The shares vest 100% on the third anniversary of the date of grant. A description of these awards is provided above in the “Compensation Discussion and Analysis”.

(4)	Each of the executive officers named in the Summary Compensation Table received long-term awards in 2015. The awards to Messrs. Friel, Wilson, Goldberg, Corbett, and DiVincenzo were approved by the committee in January 2015. All of the 2015 awards are disclosed in the 2015 Grants of Plan-Based Awards table in this proxy statement. Outstanding stock option and restricted stock awards are also disclosed in the 2015 Outstanding Equity Awards at Fiscal Year-End table in this proxy statement. Please refer to the “Compensation Discussion and Analysis” above for a full description of long-term awards.

(5)	The amounts reported in this column reflect short-term incentive bonus payments under our PIP and performance unit cash payments under our LTIP for performance in 2015. The amounts are as follows:

Named Executive Officer	Short-Term Incentive Payments (PIP) ($)	Performance Unit Cash Awards under LTIP ($)	Total ($)
Robert F. Friel	$1,709,773	$1,626,653	$3,336,426
Frank A. Wilson	$546,428	$313,759	$860,187
Joel S. Goldberg	$499,422	$264,207	$763,629
James Corbett	$406,560	$170,942	$577,502
Jonathan P. DiVincenzo	$277,816	$—	$277,816

Mr. DiVincenzo did not participate in our 2013 LTIP because the grant preceded his employment with us and therefore he was not eligible for performance unit cash awards for the 2015 performance period. Please refer to the “Compensation Discussion and Analysis” above for a full description of these programs and awards.

(6)	The amounts in this column represent the change in pension value for each individual. No named executive officer received preferential or above-market earnings on deferred compensation. The increase of $574,768 reported for Mr. Friel in the Summary Compensation Table primarily reflects the value of SERP benefit accruals from an additional year of service and compensation, partially offset by a decrease associated with discount rates and updated mortality assumptions. Please refer to the “2015 Pension Benefits” section below for a full description of our pension and SERP.

(7)	The amounts reported in this column include our 401(k) Excess contributions to our deferred compensation plan for 2015 as follows: Mr. Friel: $38,261; Mr. Wilson: $12,313; and Mr. Goldberg: $8,438. Also included are car allowance payments as follows: Mr. Friel: $25,000; Mr. Wilson: $17,498; and Mr. Goldberg: $17,498. A financial planning allowance is also included in this column as follows: Mr. Friel: $20,000; and Messrs. Wilson and Goldberg: $12,000 each. Also included in this column for each eligible officer are our contributions to the qualified 401(k) plan, the premiums we paid for executive life insurance, the fee paid by us for the officer’s annual executive physical, and the incremental cost of any personal use of tickets to sporting events.

2015 Grants of Plan-Based Awards

Name	Type (1)	Grant Date (2)	Date of Compensation Committee Approval		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Option Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
					Threshold ($)	Target ($)	Maximum ($)
Robert F. Friel	PU	2/3/2015	1/22/2015	(3)	$862,492	$1,724,983	$3,449,966
	RS-T	2/3/2015	1/22/2015	(4)				36,835				$1,724,983
	OPT	2/3/2015	1/22/2015	(5)					156,818	$46.255	$46.83	$1,725,027
	PIP	N/A	2/27/2015	(6)	$517,650	$1,035,300	$2,070,600

Frank A. Wilson	PU	2/3/2015	1/22/2015	(3)	$193,127	$386,254	$772,508
	RS-T	2/3/2015	1/22/2015	(4)				8,248				$386,254
	OPT	2/3/2015	1/22/2015	(5)					35,114	$46.255	$46.83	$386,261
	PIP	N/A	2/27/2015	(6)	$180,250	$360,500	$721,000

Joel S. Goldberg	PU	2/3/2015	1/22/2015	(3)	$146,672	$293,343	$586,686
	RS-T	2/3/2015	1/22/2015	(4)				6,264				$293,343
	OPT	2/3/2015	1/22/2015	(5)					26,667	$46.255	$46.83	$293,342
	PIP	N/A	2/27/2015	(6)	$154,000	$308,000	$616,000

James Corbett	PU	2/3/2015	1/22/2015	(3)	$146,672	$293,343	$586,686
	RS-T	2/3/2015	1/22/2015	(4)				6,264				$293,343
	OPT	2/3/2015	1/22/2015	(5)					26,667	$46.255	$46.83	$293,342
	PIP	N/A	2/27/2015	(6)	$154,000	$308,000	$616,000

Jonathan P. DiVincenzo	PU	2/3/2015	1/22/2015	(3)	$146,672	$293,343	$586,686
	RS-T	2/3/2015	1/22/2015	(4)				6,264				$293,343
	OPT	2/3/2015	1/22/2015	(5)					26,667	$46.255	$46.83	$293,342
	PIP	N/A	2/27/2015	(6)	$154,000	$308,000	$616,000

NOTES

(1)	The awards shown in this table were granted under our 2009 Incentive Plan unless otherwise indicated below. The types of awards are as follows:

PU = Performance units

RS-T = Restricted stock with time-based vesting schedule

OPT = Stock options

PIP = Performance Incentive Program (short-term incentive bonus)

(2)	On January 22, 2015, the compensation and benefits committee reviewed stock option, restricted stock and performance unit grants for all of our named executive officers, and approved them with an effective grant date of the third business day following the release of our 2014 full year earnings, which was February 3, 2015. Therefore, the date of grant was after the release of material information regarding our 2014 financial performance.

(3)	Eligible named executive officers received a grant of performance units in 2015 under our LTIP. This award has a three-year performance period. Please refer to the “Compensation Discussion and Analysis” for a description of the performance unit program, eligibility and payment criteria. The amounts shown under “Threshold” represent estimated payment of 50% of the performance units granted, our estimate of the minimum amount payable if the threshold performance level is met for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of the performance units granted. The amounts shown under “Maximum” represent estimated payment of 200% of the performance units granted, our estimate of the maximum amount payable. The stock price used for calculation of estimated payments to all our named executive officers is $46.83, which was the closing stock price on the date the awards were granted.

(4)	Our named executive officers received a grant of restricted shares in 2015 under our LTIP which vests 100% three years following the date of grant. A description of the restricted stock portion of our LTIP is provided in the “Compensation Discussion and Analysis.”

(5)	Each of the named executive officers received a grant of stock options in 2015. Stock options granted to all of our named executive officers were granted under our 2009 Incentive Plan. Options were issued with an exercise price equal to the fair market value on the date of grant. The stock option exercise price is set at the average of the high and low price on the date of grant. The shares vest in three equal annual installments and may be exercised for seven years from the date of grant. Please refer to the “Compensation Discussion and Analysis” section of this proxy statement for a description of 2015 stock option grants and our equity grant practices.

(6)	Each of the named executive officers participated in our PIP bonus program in 2015. On February 27, 2015, the compensation and benefits committee approved PIP financial goals for our 2015 fiscal year. The amounts shown under “Threshold” represent payment of 50% of the target PIP for the fiscal year performance period, our estimate of the minimum amount payable, assuming threshold level performance is achieved for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of the target bonus for the performance period. The amounts shown under “Maximum” represent estimated payment of 200% of the target bonus for the performance period, our estimate of the maximum amount payable.

All of our named executive officers participated in the 2015 PIP. The actual PIP payments for the 2015 performance period have been made. The total 2015 PIP payment to each named executive officer and a description of the PIP is provided in the “Compensation Discussion and Analysis” section of this proxy statement and is reflected in the Summary Compensation Table.

Outstanding Equity Awards at 2015 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Robert F. Friel	0	(1)	156,818	$46.255	2/3/2022
	47,666	(1)	95,332	$43.010	2/4/2021
	100,408	(1)	50,204	$33.870	2/5/2020
	218,579	(1)	0	$26.145	2/7/2019
	198,337	(1)	0	$26.580	2/8/2018
	252,101	(1)	0	$21.005	2/9/2017
						36,835	(2)	$1,973,251
						39,488	(3)	$2,115,372
						48,199	(4)	$2,582,020

Frank A. Wilson	0	(1)	35,114	$46.255	2/3/2022
	10,566	(1)	21,133	$43.010	2/4/2021
	19,368	(1)	9,684	$33.870	2/5/2020
	41,439	(1)	0	$26.145	2/7/2019
	37,535	(1)	0	$26.580	2/8/2018
	46,611	(1)	0	$21.005	2/9/2017
						8,248	(2)	$441,845
						8,754	(3)	$468,952
						9,297	(4)	$498,040

Joel S. Goldberg	0	(1)	26,667	$46.255	2/3/2022
	7,795	(1)	15,592	$43.010	2/4/2021
	16,310	(1)	8,155	$33.870	2/5/2020
	34,608	(1)	0	$26.145	2/7/2019
	30,710	(1)	0	$26.580	2/8/2018
	38,095	(1)	0	$21.005	2/9/2017
						6,264	(2)	$335,562
						6,458	(3)	$345,955
						7,829	(4)	$419,400

James Corbett	0	(1)	26,667	$46.255	2/3/2022
	7,514	(1)	15,028	$43.010	2/4/2021
	3,956	(1)	5,276	$33.870	2/5/2020
	4,175	(1)	0	$26.145	2/7/2019
						6,264	(2)	$335,562
						6,225	(3)	$333,473
						5,065	(4)	$271,332

Jonathan D. DiVincenzo	0	(1)	26,667	$46.255	2/3/2022
	7,514	(1)	15,028	$43.010	2/4/2021
						6,264	(2)	$335,562
						6,225	(3)	$333,473

NOTES

(1)	Vests at a rate of one-third annually on the anniversary of the date of grant over the first three years of the seven-year option term.

(2)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant. The date of grant was February 3, 2015.

(3)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant. The date of grant was February 4, 2014.

(4)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant. The date of grant was February 5, 2013.

(5)	This column provides the value of unvested restricted shares based on the closing price of our stock on the last business day of our fiscal year 2015 ($53.57).

Option Exercises and Stock Vested in Fiscal Year 2015

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Robert F. Friel	379,774	$12,575,060	61,115	$2,810,068
Frank A. Wilson	32,760	$1,193,679	11,586	$532,724
Joel S. Goldberg	57,292	$1,973,564	9,677	$444,948
James Corbett	3,406	$71,980	5,252	$241,487
Jonathan P. DiVincenzo	—	—	5,295	$284,130

NOTES

(1)	Reflects restricted shares which vested in fiscal year 2015. On February 9, 2015, restricted stock granted to Messrs. Friel, Wilson, Goldberg and Corbett on February 7, 2012 under the 2012 LTIP vested. The shares vested 100% three years following the date of grant in the following amounts: Mr. Friel: 61,115; Mr. Wilson: 11,586; Mr. Goldberg: 9,677; and Mr. Corbett: 5,252. On December 2, 2015, 5,295 restricted shares granted to Mr. DiVincenzo on December 2, 2013 vested. The shares vested 100% two years following the date of grant.

(2)	Based on the fair market value of the shares acquired, determined on the date of exercise, less the aggregate option exercise price.

(3)	Based on the fair market value of the shares on the date of vesting.

2015 Pension Benefits

The table below shows the present value of accumulated benefits payable and the number of years of service credited to Mr. Friel under our qualified defined benefit plan (the PerkinElmer, Inc. Employees Retirement Plan) and the non-qualified PerkinElmer, Inc. Supplemental Executive Retirement Plan, or SERP. No payments were made to Mr. Friel under these plans during fiscal year 2015. None of our other named executive officers participate in these plans.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)(3)	Payments During Last Fiscal Year ($)
Robert F. Friel	PerkinElmer, Inc. Employees Retirement Plan	4.17	$116,090	—
	PerkinElmer, Inc. Supplemental Executive Retirement Plan	16.92	$6,850,096	—

NOTES

(1)	For the Employees Retirement Plan, Mr. Friel’s number of years of credited service varies from years of actual service with PerkinElmer because his accrual ceased March 15, 2003. Mr. Friel is the sole active participant eligible for benefits under the SERP, and his number of years of credited service under that plan matches his years of service with PerkinElmer.

(2)	Mr. Friel is 100% vested in his benefits under the SERP as he has satisfied the age and service requirements. Mr. Friel is also vested in his Employees Retirement Plan benefit because he has at least five years of vesting service credit under the plan.

(3)	The valuation method and all material assumptions applied in quantifying the present value of the current accrued benefits above are disclosed in Note 15 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended January 3, 2016.

Employees Retirement Plan

The PerkinElmer, Inc. Employees Retirement Plan is a defined benefit pension plan. As of February 1, 2011, this plan no longer provides active benefit accruals. We closed the retirement plan to new employees as of January 31, 2001 and employees of our former Life Sciences business ceased future accruals in the plan as of the same date. We amended the retirement plan to cease future accruals as of March 15, 2003 for employees of what was then our Analytical Instruments business and our corporate office. Future benefit accruals for employees of our former Optoelectronics business ceased effective January 31, 2011. Mr. Friel accrued benefits under the retirement plan until March 15, 2003. Messrs. Wilson, Goldberg, Corbett, and DiVincenzo joined PerkinElmer after the plan was closed to new members and therefore are not eligible to participate.

Subject to maximum benefit limitations prescribed by law, a participant will be entitled to receive an annual payment equal to the sum of 0.85% of the participant’s final average earnings, multiplied by the number of years of credited service with PerkinElmer, plus 0.75% of the excess of such earnings over the covered compensation base, multiplied by the number of years of credited service (not in excess of 35) with PerkinElmer. For this purpose, a participant’s final average earnings are the average of his base salary for the five consecutive highest salaried years out of the last ten years of credited service with PerkinElmer. The annual compensation taken into account under the retirement plan for purposes of calculating a participant’s final average earnings is subject to limitations under the retirement plan. For 2015, the maximum annual compensation for these purposes was $265,000. The maximum benefit payable from the retirement plan for 2015 was $210,000 payable under the Employees Retirement Plan normal annuity form.

All of our employees who participate in the retirement plan are required either to complete five years of service with the Company or reach their normal retirement date while employed by the Company, whichever is first to occur, before they have a vested interest in the retirement plan.

Supplemental Executive Retirement Plan

In addition to the retirement plan described above, we maintain the PerkinElmer, Inc. Supplemental Executive Retirement Plan, or SERP, which provides additional benefits to officers who became eligible for the plan prior to its closure. We closed the SERP to new participants effective July 1, 2000. Mr. Friel is the sole active participant in the SERP. Messrs. Wilson, Goldberg, Corbett and DiVincenzo joined PerkinElmer after the plan was closed to new entrants and therefore are not eligible for SERP participation. Officers previously designated by our board of directors are eligible to receive benefits under the supplemental plan when they have completed five years of service and reached 55 years of age while employed by PerkinElmer. In the event of a change of control of PerkinElmer, however, participants in the supplemental plan are eligible to receive benefits regardless of age or years of service, or may receive additional years of credited service upon termination of employment in certain situations (please see “Potential Payments upon Termination or Change in Control” below, for more information). If a participant dies while an employee prior to attaining age 55, but after the completion of five years of service with us, the participant’s eligible spouse is entitled to receive a benefit in the form of 50% of the benefit the participant would have received upon attaining age 55, commencing on the date the participant would have attained age 55.

The supplemental plan is administered by the compensation and benefits committee of our board of directors. Our compensation and benefits committee may amend or terminate the supplemental plan at any time; however, such amendment or termination may not reduce or eliminate the benefit payments currently being made or the accrued plan benefit of any participant.

The supplemental plan provides an annual benefit payable at retirement which is in addition to the benefit payable from the retirement plan described above. Under the SERP, a participant will be entitled to receive an annual payment equal to 0.85% of average total compensation, consisting of salary and bonus, for each year of credited service, plus 0.75% of average total compensation in excess of the covered compensation base for each year of credited service limited to 35 years; less the participant’s benefit payable from the retirement plan, assuming no reduction to the benefit payable due to the participant’s early retirement. No actuarial adjustment is made as a result of retirement before or after age 65. Average total compensation is the average of a participant’s total cash compensation for the highest-compensated consecutive five years of credited service out of his last ten years of credited service prior to age 65 (or his age at earlier termination of employment). Mr. Friel has satisfied the five year service requirement and became vested in the supplemental plan and eligible for early retirement upon reaching age 55 in 2010.

The change in the value of pension benefits in 2015 for Mr. Friel is reported in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table and is further described in footnote 6 to that table. The increase of $574,768 reported in the Summary Compensation Table primarily reflects the value of SERP benefit accruals from an additional year of service and compensation, partially offset by a decrease associated with discount rates and updated mortality assumptions. There has been no amendment to the Employees Retirement Plan or SERP, or change in the method of benefit calculation.

2015 Non-Qualified Deferred Compensation

The following table presents 2015 Non-Qualified Deferred Compensation Plan contribution, withdrawal, and balance information for our named executive officers:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Robert F. Friel	—	$38,261	$3,682	—	$288,944
Frank A. Wilson	—	$12,313	$1,770	—	$76,681
Joel S. Goldberg	—	$8,438	($318)	—	$53,018
James Corbett	—	—	—	—	—
Jonathan P. DiVincenzo	—	—	—	—	—

NOTES

(1)	The deferred compensation plan no longer allows participant deferral elections. None of our named executive officers made contributions to the plan in 2015.

(2)	The amounts in this column represent 401(k) Excess contributions under our deferred compensation plan. These amounts are also reported under “All Other Compensation” in the Summary Compensation Table of this proxy statement.

(3)	The amounts in this column include the amounts reported under “Registrant Contributions in Last Fiscal Year”, which are also reported under “All Other Compensation” in the Summary Compensation Table of this proxy statement. Amounts in this column do not include above-market or preferential earnings.

Non-Qualified Deferred Compensation Plan

PerkinElmer established the PerkinElmer, Inc. Deferred Compensation Plan, amended and restated in 2008, to provide our non-employee directors and a select group of management and highly compensated employees, including named executive officers, the opportunity to defer receipt of certain compensation in order to build savings. This plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), and as such, is subject to the claims of general creditors in the event of PerkinElmer’s insolvency.

In December 2010, due to low participation and high administrative costs, the committee amended the plan to cease participant deferral elections for plan years beginning January 1, 2011 or later. The plan remains active for the administration and management of prior deferrals and current account balances. Company contributions of 401(k) Excess benefits will continue to be made to this plan for eligible participants. More information about 401(k) Excess benefits is provided under “Other Benefits and Perquisites—Additional benefits and perquisites” in the Compensation Discussion and Analysis section of this proxy statement.

Prior to the cessation of deferral elections, eligible participants could elect to defer up to 50% of base salary and up to 100% of annual PIP bonus payments. Executives eligible for awards under our LTIP could also elect to defer up to 100% of performance unit cash payments. Non-employee directors could elect to defer up to 100% of their cash retainer and up to 100% of their annual stock grant. Until April 1, 2008 when the provision was eliminated, eligible participants could also defer up to 100% of restricted stock grants.

An account is maintained for each participant reflecting deferrals, any 401(k) Excess company contributions, and increases or decreases in account value based on investment performance. The plan offers a selection of notional fund investments similar to those available under the PerkinElmer, Inc. 401(k) Savings Plan, including PerkinElmer common stock. The participant directs the investment of his or her cash deferrals. Deferrals of PerkinElmer stock awards and any cash deferrals invested in PerkinElmer stock must remain in the form of PerkinElmer stock while in the plan. Participants may change their mutual fund investment options or transfer cash deferrals among the mutual funds at any time. Any earnings in this plan are market-based, and earnings are not guaranteed. Interest rates and earnings depend on investment choices directed by the participant.

Eligible participants have made deferral elections, distribution elections, and any changes to distribution elections in accordance with limitations set forth in the plan and tax rules applicable to non-qualified deferred compensation. Distributions are made in a lump sum at retirement unless the participant chooses one of the following distribution elections: (a) lump sum in a future year at least one year later than the year of deferral, (b) a specified number of annual installments to begin at least one year later than the year of deferral, or (c) a specified number of annual installments to begin at retirement. The participant may also elect to receive a lump sum distribution in the event of a change in control, as described in the plan. Participants who terminate employment for reasons other than retirement receive a lump sum distribution after termination. While elections to receive distributions following a change in control and termination are allowed by the plan, these distributions do not represent accelerated vesting or change the form or amount of benefit, therefore these distributions are not reflected in the “Potential Payments upon Termination or Change in Control” tables presented in this proxy. In the case of severe and unforeseen financial emergency, and subject to approval by our compensation and benefits committee of the board of directors, the participant may make an emergency withdrawal limited to the amount necessary to meet the emergency need.

In December 2008, the Plan was amended to bring it into documentary compliance with Section 409A. The Plan has operated in compliance with Section 409A since January 1, 2005.

Potential Payments upon Termination or Change in Control

Under the employment agreements and equity award agreements we have with our named executive officers, each is entitled to certain compensation in the event of a change in control of PerkinElmer or the termination of his employment. Different terms apply if the termination occurs after a change in control of PerkinElmer (as defined in the agreements and described briefly below). The tables that follow reflect the amount of compensation due to our named executive officers in these different situations. The amounts shown assume that such termination or change in control event was effective as of January 3, 2016, and are only estimates of the amounts payable. The actual amounts to be paid out in any of the situations listed below can only be determined at the time of such executive’s separation from PerkinElmer.

Change in Control

Messrs. Friel, Wilson, Goldberg, Corbett and DiVincenzo are entitled to certain compensation if there is a change in control of PerkinElmer. “Change in control” as defined in the agreements includes in general terms:

•

a merger, consolidation or reorganization or sale of substantially all of the assets of PerkinElmer, unless immediately after the transaction (a) all of the shareholders before the transaction hold at least 50% of the shares and combined voting power of the resulting entity and (b) no person or entity owns 20% or more of the outstanding shares entitled to vote of the new entity (except to the extent such ownership existed before the transaction);

•

an acquisition of shares of our common stock that results in a person or entity owning 20% or more of our outstanding common stock or combined voting power (excluding acquisitions by us and other limited exceptions);

•	the election of a majority of directors not nominated or elected by our board; and

•	the approval of our stockholders of a complete liquidation or dissolution of PerkinElmer.

The employment and award agreements of Messrs. Friel, Wilson, Goldberg, Corbett and DiVincenzo provide for the following in the event of a change in control of PerkinElmer:

•

continued employment of the executive in a management position (or, for Mr. Friel, as Chief Executive Officer and President) for three years from the date of the change in control without (with limited exceptions) decreasing the executive’s salary and benefits for that period, and the agreement of the executive not to resign, except for good reason (as defined in his or her agreement), during the year following the change in control;

•	payment of performance units at target;

•

extension of the exercise period for all vested option awards until the later of (a) the third anniversary of the change in control or (b) the one year anniversary of the termination of his or her employment (but not in any event beyond the original term of the option); and

•

if the executive is a participant, full vesting in our SERP and credit for an additional three years of service for the purposes of determining the amount the executive is entitled to receive under our SERP (for more information about this program, please see “Pension Benefits”, above).

The employment agreements of Messrs. Friel, Wilson and Goldberg also provide for the full vesting of all outstanding restricted stock, option awards, or similar equity awards in the event of a change in control.

Following an evaluation of market practices, the committee determined on February 25, 2010 that future employment agreements issued to newly promoted or newly hired officers will provide 100% equity vesting in association with a change in control only if the officer’s employment is terminated within a specified period of time following the change in control. Consistent with this decision, the employment agreements entered into between PerkinElmer and Mr. Corbett and Mr. DiVincenzo provide 100% equity vesting only if their employment is terminated within a specified period of time following a change in control.

Termination after a Change in Control

If the executive’s employment is terminated within 36 months after a change in control other than for cause (as defined in the agreement), or by the executive for good reason (as defined in the agreement), the executive is entitled to receive:

•	A lump sum payment on the date of termination equal to the sum of:

•	the executive’s unpaid base salary through the date of termination;

•	a pro rata portion of his or her prior year’s bonus; and

•

the executive’s full salary (as the term is described in his or her agreement, meaning generally the base salary plus previous year’s bonus) multiplied by three for Mr. Friel, and multiplied by two for Messrs. Wilson, Goldberg, Corbett and DiVincenzo. Payments will be made in accordance with tax rules applicable to non-qualified deferred compensation as described in the agreements.

•

Continued participation in all employee benefit plans and arrangements for 36 months for Mr. Friel, and for 24 months for Messrs. Wilson, Goldberg, Corbett and DiVincenzo following the termination of employment on the same terms as in effect immediately prior to the termination of employment.

All payments listed above are determined without adjustments for excise tax that may be due under Section 280G of the Internal Revenue Code, which we refer to as Section 280G. Under their employment agreements, Messrs. Friel, Wilson and Goldberg are eligible to receive one or more “gross-up payments” (as defined in the agreement) from us to ensure that after we make these termination or change in control payments, the executive is in the same economic position as if the payment were not subject to an excise tax. The payments would be equal to the sum of (a) the excise tax on any “parachute payments” (as defined in Section 280G) and (b) the amount of additional tax imposed on or borne by the executive attributable to the receipt of the gross-up payment. We will pay for the expense of determining the amount of these payments.

On July 30, 2010, the committee determined that future employment agreements issued to newly promoted or newly hired officers will not include gross-up payments for excise taxes due under Section 280G. Consistent with that decision, the employment agreements entered into between PerkinElmer and Mr. Corbett and Mr. DiVincenzo do not provide payment of excise tax on any “parachute payments” (as defined in Section 280G). Our agreements with Messrs. Corbett and DiVincenzo include a “best of” approach whereby the officer would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payment reduced to the safe harbor threshold.

Termination without Cause

If we terminate the employment of any of Messrs. Wilson, Goldberg, Corbett or DiVincenzo without cause (as defined in these employment agreements) other than after a change in control, the executive is entitled to receive the compensation listed below, for one year after the termination date:

•	full salary (as the term is described in the individual’s agreement, meaning generally base salary and an amount equal to the individual’s previous year’s bonus); and

•	continued participation in all employee benefit plans and arrangements on the same terms as in effect immediately prior to the termination of employment.

Our agreements with Messrs. Wilson, Goldberg, Corbett and DiVincenzo provide that each execute a severance agreement and release before we begin severance payments. Any severance benefits paid pursuant to the signing of a release agreement would commence payment on the 60th day following termination of employment.

If we terminate Mr. Friel’s employment without cause (as defined in his agreement) other than after a change in control, he is entitled to receive his full salary (meaning generally his base salary plus previous year’s bonus) for a period of two years following the termination, as well as continue to participate in the benefits and arrangements available to him immediately prior to termination. He will also receive:

•	extension of the exercise period for all options vested as of the date of the termination of employment until the earlier of the original term, or one year from the termination; and

•	two additional years of credited service under the SERP.

Disability

If any of Messrs. Friel, Wilson, Goldberg, Corbett or DiVincenzo is determined to be “disabled” (as defined in his or her employment agreement) for 180 continuous days, our board of directors may terminate his employment twelve months after providing written notice. In this situation, the executive is entitled to the following:

•	During the first 180 days of continuous disability, payments equal to the difference between the executive’s salary and our short-term disability income plan;

•	During the twelve months after 180 days of continuous disability, payments equal to the difference between the executive’s salary and payments under our long-term disability plan.

The executive’s employment will terminate and payments (other than those to which the executive may be entitled to receive under the long-term disability plan) will cease twelve months following the written notice of termination. In accordance with the terms of our stock option and restricted stock agreements, 100% of the executive’s stock options and restricted stock will vest upon death or termination due to total disability. The executive, or his estate, will have until the earlier of the option expiration date, or one year following the date of termination, to exercise the options.

If any of Messrs. Friel, Wilson, Goldberg, Corbett or DiVincenzo is (1) terminated for cause (as defined in his or her employment agreement), (2) submits a resignation that we accept or (3) dies, PerkinElmer will pay his full salary through the date of termination, after which obligations for payment cease.

Other Programs

Performance Unit Program

Our performance unit program under LTIP provides that if a participant’s employment is terminated for any reason other than death or disability prior to the payment of the award, the participant is not entitled to receive the award. If a participant dies or becomes disabled, the award will vest at the target amount and the payment will be prorated to reflect the portion of time that the participant was employed during the performance period. Upon a change in control, the performance unit award will vest at the target amount and will be paid to the participant.

Non-Qualified Deferred Compensation Plan

While elections to receive distributions following a change in control and termination are allowed by our Non-Qualified Deferred Compensation Plan, these distributions do not represent accelerated vesting or change the form or amount of benefit, and therefore, these potential distributions are not reflected in the “Potential Payments upon Termination or Change in Control” tables presented below.

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of January 3, 2016, the last day of our 2015 fiscal year, for Robert F. Friel, our Chairman and Chief Executive Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$2,070,600	$—	$—	$—	$3,105,900
Bonus	$—	$2,770,038	$—	$—	$—	$4,155,057
Prorata Bonus	$—	$—	$—	$—	$—	$1,385,019
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$72,647	$—	$—	$—	$108,971
Perquisite Benefit Continuation	$—	$176,522	$—	$—	$—	$259,783
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	(3)(4)	(5)	(6)	(7)	$11,005,592	$11,005,592
Restricted Stock and Option Awards (8)
Accelerated Vesting of Restricted Stock	$—	$—	$6,670,644	$6,670,644	$6,670,644	$6,670,644
Accelerated Vesting of Options	$—	$—	$3,142,848	$3,142,848	$3,142,848	$3,142,848
Performance Unit Program of LTIP	$—	$—	$4,650,018	$4,650,018	$6,670,643	$6,670,643

Total to Executive	$—	$5,089,807	$14,463,510	$14,463,510	$27,489,727	$36,504,457

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$—

NOTES

(1)

As provided in Mr. Friel’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Friel equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)	As provided in Mr. Friel’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Friel equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.
(3)	For the “Termination by Company for Cause” scenario, it is assumed that $0 will be payable from the Supplemental Executive Retirement Plan to Mr. Friel. This assumed determination is based upon the Company’s interpretation of Article 8 of the Supplemental Executive Retirement Plan document which states that a Participant who acts in a manner prejudicial to the interests of the Company shall forfeit his rights to benefits under the Plan. The Company would need to evaluate the specific facts and circumstances surrounding any “Termination by Company for Cause” scenario in order to determine whether a benefit would be payable under the Supplemental Executive Retirement Plan in an actual termination event.
(4)	As provided for by the Supplemental Executive Retirement Plan, upon the “Termination by Executive Voluntarily” scenario, Mr. Friel is currently eligible to receive an annual life annuity equal to $593,087 commencing January 1, 2016.
(5)	As provided for by the Supplemental Executive Retirement Plan, upon the “Termination by Company without Cause” scenario, Mr. Friel is currently eligible to receive an annual life annuity equal to $644,412 commencing January 1, 2016.
(6)	As provided for by the Supplemental Executive Retirement Plan, upon the “Disability” scenario, Mr. Friel is currently eligible to receive an annual life annuity equal to $593,087 commencing January 1, 2016.

(7)	As provided for by the Supplemental Executive Retirement Plan, upon death, Mr. Friel’s Eligible Spouse is entitled to receive an annual life annuity of $266,889 commencing the first of the month following Mr. Friel’s death, provided Mr. Friel’s Eligible Spouse is still living.

(8)	As provided in Mr. Friel’s employment agreement, in the event of his “Termination by the Company without Cause”, his vested option awards will remain exercisable through the period ending on the earlier of (a) the first anniversary of his termination date or (b) the expiration date of the original term of the option award. The Company was unable to determine a reliable value for this provision which extends the option term. Using an option pricing model and various assumptions, the Company produced valuations ranging from $0 to $103,933.

Additionally, as provided in Mr. Friel’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Friel’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event, because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of January 3, 2016, the last day of our 2015 fiscal year, for Frank A. Wilson, our Senior Vice President and Chief Financial Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$515,000	$—	$—	$—	$1,030,000
Bonus	$—	$484,425	$—	$—	$—	$968,850
Prorata Bonus	$—	$—	$—	$—	$—	$484,425
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$30,604	$—	$—	$—	$61,208
Perquisite Benefit Continuation	$—	$51,813	$—	$—	$—	$93,626
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock	$—	$—	$1,408,837	$1,408,837	$1,408,837	$1,408,837
Accelerated Vesting of Options	$—	$—	$670,798	$670,798	$670,798	$670,798
Performance Unit Program of LTIP	$—	$—	$957,957	$957,957	$1,408,837	$1,408,837

Total to Executive	$—	$1,081,842	$3,037,592	$3,037,592	$3,488,472	$6,126,581

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$—

NOTES

(1)

As provided in Mr. Wilson’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Wilson equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)	As provided in Mr. Wilson’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Wilson equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)	As provided in Mr. Wilson’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Wilson’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event, because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of January 3, 2016, the last day of our 2015 fiscal year, for Joel S. Goldberg, our Senior Vice President, Administration, General Counsel and Secretary.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$440,000	$—	$—	$—	$880,000
Bonus	$—	$439,793	$—	$—	$—	$879,586
Prorata Bonus	$—	$—	$—	$—	$—	$439,793
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$29,578	$—	$—	$—	$59,156
Perquisite Benefit Continuation	$—	$47,938	$—	$—	$—	$85,876
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock	$—	$—	$1,100,917	$1,100,917	$1,100,917	$1,100,917
Accelerated Vesting of Options	$—	$—	$520,374	$520,374	$520,374	$520,374
Performance Unit Program of LTIP	$—	$—	$761,891	$761,891	$1,100,917	$1,100,917

Total to Executive	$—	$957,309	$2,383,182	$2,383,182	$2,722,208	$5,066,619

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$—

NOTES

(1)

As provided in Mr. Goldberg’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Goldberg equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)	As provided in Mr. Goldberg’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Goldberg equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)	As provided in Mr. Goldberg’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Goldberg’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event, because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of January 3, 2016, the last day of our 2015 fiscal year, for James Corbett, our Senior Vice President and President, Human Health.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause / Termination by Executive for Good Reason	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason (4)
Compensation
Full Salary
Base salary	$—	$440,000	$—	$—	$—	$880,000
Bonus	$—	$334,835	$—	$—	$—	$669,670
Prorata Bonus	$—	$—	$—	$—	$—	$334,835
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$14,982	$—	$—	$—	$29,964
Perquisite Benefit Continuation	$—	$10,000	$—	$—	$—	$10,000
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock	$—	$—	$940,368	$940,368	$—	$940,368
Accelerated Vesting of Options	$—	$—	$457,702	$457,702	$—	$457,702
Performance Unit Program of LTIP	$—	$—	$605,502	$605,502	$940,367	$940,367

Total to Executive	$—	$799,817	$2,003,572	$2,003,572	$940,367	$4,262,906

NOTES

(1)

As provided in Mr. Corbett’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Corbett equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)	As provided in Mr. Corbett’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Corbett equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)	As provided in Mr. Corbett’s employment agreement, upon a change in control and termination without Cause or for Good Reason as defined in the agreement, within 36 months after the change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Corbett’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event, because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

(4)	The employment agreement entered into between PerkinElmer and Mr. Corbett does not provide payment of excise tax or associated gross-up on any “parachute payments” (as defined in Section 280G). Mr. Corbett’s employment agreement includes a “best of” approach whereby he would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payment reduced to the safe harbor threshold. The values shown in this table do not reflect any reduction in payments.

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of January 3, 2016, the last day of our 2015 fiscal year, for Jonathan P. DiVincenzo, our Senior Vice President and President, Environmental Health.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause / Termination by Executive for Good Reason	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason (4)
Compensation
Full Salary
Base salary	$—	$440,000	$—	$—	$—	$880,000
Bonus	$—	$294,600	$—	$—	$—	$589,200
Prorata Bonus	$—	$—	$—	$—	$—	$294,600
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$16,392	$—	$—	$—	$32,784
Perquisite Benefit Continuation	$—	$10,000	$—	$—	$—	$10,000
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock	$—	$—	$669,036	$669,036	$—	$669,036
Accelerated Vesting of Options	$—	$—	$353,765	$353,765	$—	$353,765
Performance Unit Program of LTIP	$—	$—	$334,170	$334,170	$669,035	$669,035

Total to Executive	$—	$760,992	$1,356,971	$1,356,971	$669,035	$3,498,420

NOTES

(1)

As provided in Mr. DiVincenzo’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. DiVincenzo equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)	As provided in Mr. DiVincenzo’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. DiVincenzo equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)	As provided in Mr. DiVincenzo’s employment agreement, upon a change in control and termination without Cause or for Good Reason as defined in the agreement, within 36 months after the change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. DiVincenzo’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event, because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

(4)	The employment agreement entered into between PerkinElmer and Mr. DiVincenzo does not provide payment of excise tax or associated gross-up on any “parachute payments” (as defined in Section 280G). Mr. DiVincenzo’s employment agreement includes a “best of” approach whereby he would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payment reduced to the safe harbor threshold. The values shown in this table do not reflect any reduction in payments.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of January 3, 2016.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (1)(2)
Equity compensation plans approved by holders of PerkinElmer securities	2,650,491	$33.12	10,473,265

Total	2,650,491	$33.12	10,473,265

NOTES

(1)	This column reflects shares available for issuance under our 2009 Incentive Plan and our 1998 Employee Stock Purchase Plan, as amended. Since receiving shareholder approval for the 2009 Incentive Plan at our annual meeting of shareholders in April 2009, these have been the only plans under which we have been authorized to issue shares. In addition to being available for future issuance upon exercise of options that may be granted after January 3, 2016, shares available for issuance under our 2009 Incentive Plan may instead be issued in the form of restricted stock or other equity-based awards, subject to share limitations specified in that plan.

(2)	Includes 952,718 shares which were issuable under our 1998 Employee Stock Purchase Plan, as amended, as of January 3, 2016. To the extent that any outstanding option under our 2001 Incentive Plan or 2005 Incentive Plan, both of which were approved by shareholders, expires or is cancelled prior to its exercise in full, the shares of common stock for which such option is not exercised become available for future grant under our 2009 Incentive Plan.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On December 11, 2015, our audit committee selected the firm of Deloitte & Touche LLP to act as our independent registered public accounting firm and to audit the books of PerkinElmer and its subsidiaries for the 2016 fiscal year, which ends on January 1, 2017. Deloitte & Touche LLP is currently performing these duties and has done so continuously since we retained its services on June 20, 2002. Although shareholder approval of the selection of Deloitte & Touche LLP is not required by law or NYSE rules, our audit committee believes it is advisable and has decided to give our shareholders the opportunity to ratify this selection. If this proposal is not approved by our shareholders at the meeting, our audit committee will reconsider its selection of Deloitte & Touche LLP.

We expect representatives of Deloitte & Touche LLP to be present at the annual meeting of shareholders. The representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our board of directors is providing shareholders with an advisory vote on executive compensation as required by Section 14A of the Exchange Act. This is a non-binding vote on the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis, and the tabular disclosure of executive compensation and accompanying narrative, provided in this proxy statement. Our board is asking shareholders to approve a non-binding advisory vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

While the vote on executive compensation is non-binding and solely advisory in nature, our board of directors and our compensation and benefits committee will review the voting results and seek to determine the causes of any significant negative voting result to better understand the perspective and concerns of our shareholders.

Our executive compensation programs are designed to deliver competitive total compensation linked to the achievement of performance objectives and to attract, motivate and retain leaders who will drive the creation of shareholder value. The compensation and benefits committee continually reviews our executive compensation programs to ensure that the programs achieve the desired goals. Shareholders are invited to consider the following evidence of the effectiveness and integrity of our executive compensation programs as presented in the Executive Compensation section of this proxy statement:

•

In accordance with our pay-for-performance compensation philosophy, our named executive officers have a significant portion of their compensation at risk through short- and long-term incentive programs. In 2015, 86% of our CEO’s target compensation opportunity, and on average 74% of our other named executive officers’ target compensation opportunity, was delivered through variable compensation.

•	Our short- and long-term incentive plan payments in 2015 were in alignment with fiscal year 2015 financial performance.

•

Our total shareholder return (which reflects the percentage increase in our stock price for the period plus dividends received) was 22.65% for fiscal 2015, significantly outpacing S&P 500 Index performance of

-0.15% over the same time period. We believe sustained performance against the combination of revenue, profitability and cash flow financial goals represented in our executive incentive plans, as well as continued execution against our strategic goals, will create value for our shareholders over the long-term.

•

We have a demonstrated history of monitoring executive compensation market practices and implementing program changes when deemed appropriate, as evidenced by the elimination during fiscal year 2010 of single-trigger vesting and Section 280G excise tax gross-ups in employment agreements with newly hired and newly promoted executive officers.

•

We proactively solicit input on our executive compensation practices from our largest investors, and in response to shareholder voting on the frequency of advisory say-on-pay voting, we have adopted annual frequency.

We encourage shareholders to review the information provided in the Compensation Discussion and Analysis, and associated tables and narrative description, in this proxy statement. We believe that this information demonstrates that our executive compensation program is designed appropriately, and provides effective incentives for long-term value creation.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL,

ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS.

OTHER MATTERS

Our board of directors does not know of any other business to be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and 10% shareholders to file initial reports of ownership, and reports of changes in ownership, with the Securities and Exchange Commission and the NYSE. Executive officers, directors and 10% shareholders are required by SEC regulations to furnish PerkinElmer with copies of all Section 16(a) reports they file. Based on a review of the copies of reports and written representations from our executive officers and directors, we believe our executive officers, directors and 10% shareholders have complied with all Section 16(a) filing requirements for fiscal 2015 on a timely basis.

SHAREHOLDER PROPOSALS

FOR 2017 ANNUAL MEETING OF SHAREHOLDERS

In order to be considered for addition to the agenda for the 2017 annual meeting of shareholders, and to be included in the proxy statement and form of proxy, shareholder proposals should be addressed to the Secretary of PerkinElmer, and must be received at our corporate offices at 940 Winter Street, Waltham, Massachusetts 02451 no later than November 9, 2016.

Shareholders who wish to nominate a director for election at the 2017 annual meeting, or who wish to present a proposal at the 2017 annual meeting, other than a proposal that will be included in our proxy materials, should send notice to PerkinElmer by February 10, 2017, or such nomination or proposal, as the case may be, will not be timely. If our annual meeting is held earlier than April 6, 2017 or has not been held by June 25, 2017, then shareholders should send notice to us no later than the 75th day before the annual meeting, or the seventh day after the day notice of the date of the meeting is mailed or made public, whichever occurs first. Under Massachusetts law, an item may not be brought before our shareholders at a meeting unless it appears in the notice of meeting. If a shareholder makes a timely notification and a matter is properly brought before the 2017 annual meeting, the people we name as proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

By Order of the Board of Directors,

ROBERT F. FRIEL Chairman, Chief Executive Officer and President

Waltham, Massachusetts

March 9, 2016

APPENDIX A

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that, in order to properly understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, which result from facts and circumstances that vary in frequency and impact on continuing operations. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. Management believes these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.

We use the term “constant currency adjusted revenue” to refer to GAAP revenue recalculated using the currency exchange rates for the corresponding period in the prior year, and including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules. We use the related term “constant currency adjusted revenue growth” to refer to the measure of comparing current period constant currency adjusted revenue with the corresponding period of the prior year.

We use the term “organic revenue” to refer to GAAP revenue, excluding the effect of foreign currency translation and acquisitions, and including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules. We use the related term “organic revenue growth” to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year.

We use the term “constant currency adjusted operating income,” to refer to GAAP operating income, including revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules, and excluding amortization of intangible assets, asset impairments, other purchase accounting adjustments, acquisition-related costs, significant litigation matters, significant environmental charges, and restructuring and contract termination charges. We also exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate our non-GAAP measure. We also exclude the effects of changes in currency exchange rates between the periods. We use the related terms “adjusted operating profit percentage,” “adjusted operating profit margin,” or “adjusted operating margin” to refer to adjusted operating income as a percentage of adjusted revenue.

We use the term “adjusted net income,” to refer to GAAP net income from continuing operations, including revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules, and excluding amortization of intangible assets, other purchase accounting adjustments, acquisition-related costs, significant litigation matters, and restructuring and contract termination charges. We also exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate our non-GAAP measure.

We use the term “constant currency adjusted earnings per share,” or “constant currency adjusted EPS,” to refer to GAAP earnings per share recalculated using the currency exchange rates for the corresponding period in the prior year, including revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules, and excluding discontinued operations, amortization of intangible assets, other purchase accounting adjustments, acquisition-related costs, significant litigation matters, significant environmental charges, and restructuring and contract termination charges. We also exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate our non-GAAP measure. We also adjust for any tax impact related to the above items.

We use the term “adjusted operating cash flow from continuing operations” to refer to GAAP operating cash flows from continuing operations adjusted for royalty prepayments and voluntary U.S. pension payments.

We use the term “adjusted free cash flow excluding currency fluctuation” to refer to GAAP operating cash flows from continuing operations adjusted for royalty prepayments, voluntary U.S. pension payments, and the effect of currency changes from the prior period on adjusted net income, less capital expenditures.

Management includes or excludes the effect of each of the items identified below in the applicable non-GAAP financial measure referenced above for the reasons set forth below with respect to that item:

•

Amortization of intangible assets— purchased intangible assets are amortized over their estimated useful lives and generally cannot be changed or influenced by management after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.

•

Asset impairments—we recorded asset impairment charges during the period. We exclude expenses related to asset impairments from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.

•

Revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules—accounting rules require us to account for the fair value of revenue from contracts assumed in connection with our acquisitions. As a result, our GAAP results reflect the fair value of those revenues, which is not the same as the revenue which otherwise would have been recorded by the acquired entity. We include such revenue in our non-GAAP measures because we believe the fair value of such revenue does not accurately reflect the performance of our ongoing operations for the period in which such revenue is recorded.

•

Other purchase accounting adjustments—accounting rules require us to adjust various balance sheet accounts, including inventory and deferred rent balances to fair value at the time of the acquisition. As a result, the expenses for these items in our GAAP results are not the same as what would have been recorded by the acquired entity. Accounting rules also require us to estimate the fair value of contingent consideration at the time of the acquisition, and any subsequent changes to the estimate or payment of the contingent consideration and purchase accounting adjustments are charged to expense or income. We exclude the impact of any changes to contingent consideration from our non-GAAP measures because we believe these expenses or benefits do not accurately reflect the performance of our ongoing operations for the period in which such expenses or benefits are recorded.

•

Acquisition-related expenses—we incur legal, due diligence, and other costs related to acquisitions. We exclude these expenses from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.

•

Restructuring and contract termination charges—restructuring and contract termination expenses consist of employee severance and other exit costs as well as the cost of terminating certain lease agreements or contracts. Management does not believe such costs accurately reflect the performance of our ongoing operations for the period in which such costs are reported.

•

Adjustments for mark-to-market accounting on post-retirement benefits—we exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate our non-GAAP measures. We exclude these adjustments because they do not represent what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure.

•

Significant litigation matters—we incurred expenses related to significant litigation matters. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.

•

Significant environmental charges—we incurred significant environmental charges. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.

•

Royalty prepayments—we made some royalty prepayments which effected our operating cash flows. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which the payments were made.

•

Voluntary U.S. pension payments — we made some voluntary U.S. pension payments which effected our operating cash flows. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which the payments were made.

•

Impact of foreign currency changes on the current period—we exclude the impact of foreign currency from these measures by using the prior period’s foreign currency exchange rates for the current period because foreign currency exchange rates are subject to volatility and can obscure underlying trends.

#  #  #

The tax effect for discontinued operations is calculated based on the authoritative guidance in the Financial Accounting Standards Board’s Accounting Standards Codification 740, Income Taxes. The tax effect for amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, significant litigation matters, significant environmental charges, adjustments for mark-to-market accounting on post-retirement benefits, restructuring and contract termination charges, and the revenue from contracts acquired with various acquisitions is calculated based on operational results and applicable jurisdictional law, which contemplates tax rates currently in effect to determine our tax provision. The tax effect for the impact from foreign currency exchange rates on the current period is calculated based on the average rate currently in effect to determine our tax provision.

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this proxy statement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above is also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

Reconciliation of Non-GAAP Financial Measures

A tabular reconciliation of the non-GAAP financial measures listed above to the most comparable GAAP financial measures is set forth here.

(in millions)	Twelve Months Ended
	January 3, 2016	December 28, 2014
Constant currency adjusted revenue:
Revenue	$2,262.4	$2,237.2
Purchase accounting adjustments	0.8	2.9
Effect of currency changes from prior period	142.0	—

Constant currency adjusted revenue	$2,405.2	$2,240.1

	Twelve Months Ended
	January 3, 2016	December 28, 2014
Constant currency adjusted EPS:
GAAP EPS	$1.87	$1.39
Discontinued operations, net of income taxes	(0.00)	(0.03)

GAAP EPS from continuing operations	1.88	1.42
Amortization of intangible assets, net of income taxes	0.46	0.47
Purchase accounting adjustments, net of income taxes	0.05	0.01
Significant litigation matters, net of income taxes	0.00	0.03
Acquisition-related costs, net of income taxes	0.00	0.03
Significant environmental charges, net of income taxes	—	(0.01)
Mark to market on postretirement benefits, net of income taxes	0.07	0.43
Restructuring and contract termination charges, net of income taxes	0.08	0.09
Effect of currency changes from prior year period	0.25	—

Constant currency adjusted EPS	$2.80	$2.47

(in millions)		Twelve Months Ended January 3, 2016
Adjusted operating cash flow from continuing operations:
Net cash provided by operating activities of continuing operations		$287.6
Royalty prepayments		9.8
Voluntary U.S. pension payments		20.0

Adjusted operating cash flow from continuing operations		$317.4

(in millions, except percentages)	Twelve Months Ended
	January 3, 2016	December 30, 2012
Constant currency adjusted revenue:
Revenue	$2,262.4	$2,105.2
Purchase accounting adjustments	0.8	26.2
Effect of currency changes on the prior period	—	(171.4)

Constant currency adjusted revenue	$2,263.2	$1,960.0

Constant currency adjusted operating income:
Operating income	$286.1	$103.1
Amortization of intangible assets	78.6	90.1
Asset impairments	—	74.2
Purchase accounting adjustments	8.2	30.6
Acquisition-related costs	0.7	1.2
Significant litigation matters	0.8	—
Significant environmental charges	—	—
Mark to market on postretirement benefits	12.4	31.8
Restructuring and contract termination charges	13.6	25.1
Effect of currency changes from prior year period	—	(53.3)

Constant currency adjusted operating income	$400.4	$302.7

Constant currency adjusted operating margin	17.7%	15.4%

Twelve Months Ended January 3, 2016
Organic revenue growth:
Reported revenue growth	1.1%
Less: effect of foreign exchange rates	-6.1%
Less: effect of acquisitions including purchase accounting adjustments	3.2%

Organic revenue growth	4.0%

Twelve Months Ended December 28, 2014
Organic revenue growth:
Reported revenue growth	3.7%
Less: effect of foreign exchange rates	-0.8%
Less: effect of acquisitions including purchase accounting adjustments	0.5%

Organic revenue growth	4.0%

Twelve Months Ended December 29, 2013
Organic revenue growth:
Reported revenue growth	2.4%
Less: effect of foreign exchange rates	-0.4%
Less: effect of acquisitions including purchase accounting adjustments	1.2%

Organic revenue growth	1.6%

Simple average organic revenue growth for the three-year performance period	3.2%

(in millions)	Twelve Months Ended January 3, 2016
Adjusted free cash flow excluding currency fluctuation:
Net cash provided by operating activities of continuing operations	$287.6
Royalty prepayments	9.8
Voluntary U.S. pension payments	20.0
Capital expenditures	(29.6)
Effect of currency changes from prior year period on adjusted net income	28.6

Adjusted free cash flow excluding currency fluctuation	$316.3

*        *        *

Our annual meeting of shareholders will be held at 8:00 a.m. on Tuesday, April 26, 2016, at our corporate offices. Our corporate offices are located at 940 Winter Street, Waltham, Massachusetts. Our phone number at that address is (781) 663-6900. The address of our Internet website is www.perkinelmer.com.

The following are directions to our corporate offices:

From the East (Boston) West on the Mass Pike/I-90 to Exit 15. Follow the signs for I-95/128 North. Follow 95/128 North for approximately 4 miles to Exit 27B (Wyman Street/Winter Street). At lights turn right onto Wyman. Remain in the right lane and bear right at the yield sign onto Winter Street. Remain in the right lane and cross back over Route 128. Remain in the far right lane through two sets of lights. Travel around the Cambridge Reservoir (on right) for approximately .5 miles. After passing the Reservoir, follow Winter Street as it turns right. The entrance to our corporate offices is your second left.

From the West (Worcester) East on the Mass Pike/I-90 to Exit 15. Follow the signs for I-95/128 North and then follow “From the East” directions from this point to our corporate offices.

From the North (Burlington/Lexington) South on Route 128/I-95 to Exit 27B (Wyman Street/Winter Street). When coming off the exit, stay in the far right lane and follow Winter Street. Remain in the far right lane through two sets of lights and then follow “From the East” directions from this point to our corporate offices.

From the South (Dedham/Newton) North on Route 128/I-95 to Exit 27B (Wyman Street/Winter Street). At lights turn right onto Wyman. Remain in the right lane and bear right at the yield sign onto Winter Street. Remain in the right lane and cross back over Route 128. Remain in the far right lane through two sets of lights and then follow “From the East” directions from this point to our corporate offices.

* Corporate offices, 940 Winter Street, Waltham, Massachusetts (781) 663-6900

PerkinElmer® is a registered trademark of PerkinElmer, Inc.

APPENDIX B

PERKINELMER, INC. 940 WINTER STREET WALTHAM, MA 02451-1457

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time the day before the meeting date.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

M98937-P72139-Z67028
DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PERKINELMER, INC. The Board of Directors recommends you vote FOR the following proposals:
1. To elect eight nominees for director for terms of one year each:		For	Against	Abstain		For	Against	Abstain
1a. Peter Barrett		☐	☐	☐	2. To ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent registered public accounting firm for the current fiscal year.	☐	☐	☐
1b. Robert F. Friel		☐	☐	☐
1c. Sylvie Grégoire, PharmD		☐	☐	☐
1d. Nicholas A. Lopardo		☐	☐	☐	3. To approve, by non-binding advisory vote, our executive compensation.	☐	☐	☐
1e. Alexis P. Michas		☐	☐	☐
1f. Vicki L. Sato, PhD		☐	☐	☐
1g. Kenton J. Sicchitano		☐	☐	☐
1h. Patrick J. Sullivan		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)			Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M98938-P72139-Z67028

PERKINELMER, INC. Annual Meeting of Shareholders April 26, 2016 8:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints Robert F. Friel and Joel S. Goldberg, and each of them, proxies with power of substitution to vote, as indicated herein, for and on behalf of the undersigned at the Annual Meeting of Shareholders of PerkinElmer, Inc. (the “Company”), to be held at the Company’s corporate offices, 940 Winter Street, Waltham, Massachusetts on Tuesday, April 26, 2016, at 8:00 AM, and at any adjournment or postponement thereof, and, in their discretion, upon any other matters that may properly come before said Meeting, hereby granting full power and authority to act on behalf of the undersigned at said Meeting.

This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of each of the Directors listed on the reverse side, FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm and FOR the approval of our executive compensation.

Continued and to be signed on reverse side

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